                                                     RULE NO. 424(b)(2)
                                                     REGISTRATION NO. 333-59707


PROSPECTUS SUPPLEMENT
(To Prospectus dated August 10, 1998)


                     General Electric Capital Corporation

         1,000 Shares--Variable Cumulative Preferred Stock, Series JJ 1,000 Shares--Variable Cumulative Preferred Stock, Series KK 1,000 Shares--Variable Cumulative Preferred Stock, Series LL

                          (Par Value $100 Per Share)
                   Liquidation Preference $100,000 Per Share

                              ------------------

Dividends on each series of Preferred Stock are cumulative and the initial dividend periods and initial dividend rates are as follows:

                                                 Initial Dividend Period   Rate
Series JJ...................................... February 17-April 8, 1999  3.60%
Series KK...................................... February 17-April 10, 1999 3.60%
Series LL...................................... February 17-April 30, 1999 3.60%

After the initial dividend period, we will determine the duration of subsequent dividend periods and set the dividend rate according to the auction method described in this Prospectus Supplement.

We can redeem some or all of the shares of each series of Preferred Stock on the last day of any dividend period (and on certain other days if the subsequent dividend period is two years or longer) at a price of $100,000 per share plus accumulated and unpaid dividends.

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
                                                             Per Share           Total
-----------------------------------------------------------------------------------------
Public Offering Price..................................      $100,000        $300,000,000
-----------------------------------------------------------------------------------------
Underwriting Discount..................................        $750           $2,250,000
-----------------------------------------------------------------------------------------
Proceeds to GECC.......................................       $99,250        $297,750,000
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the shares will be ready for delivery in book-entry form only through The Depository Trust Company on or about February 17, 1999.

                              ------------------

Lehman Brothers                                             Merrill Lynch & Co.

         The date of this prospectus supplement is February 11, 1999.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                           Page
                                                                           ----
Summary...................................................................  S-1
Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred
 Stock Dividends..........................................................  S-6
Use of Proceeds...........................................................  S-6
Description of the Series JJ, KK and LL Preferred Stock...................  S-6
Auction Procedures........................................................ S-10
Tax Considerations........................................................ S-16
Underwriting.............................................................. S-20
Legal Opinions............................................................ S-20
Appendix A--Glossary of Terms.............................................  A-1
Appendix B--Auction Procedures............................................  B-1
Appendix C--Auction Settlement Procedures.................................  C-1
Appendix D--Master Purchaser's Letter.....................................  D-1

                                  Prospectus

Available Information.....................................................    2
Documents Incorporated By Reference.......................................    2
The Company...............................................................    3
Use of Proceeds...........................................................    3
Plan of Distribution......................................................    4
Description of Notes......................................................    5
Description of Warrants...................................................    8
Description of the Preferred Stock........................................   10
Legal Opinions............................................................   13
Experts...................................................................   14

                               ----------------

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell the preferred shares and seeking offers to buy the preferred shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the dates of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the preferred shares.

In this prospectus supplement and the accompanying prospectus, the "Company", "we", "us" and "our" refer to General Electric Capital Corporation.

                                    SUMMARY

  This summary may not contain all of the information that may be important to you. You should read the entire Prospectus Supplement (including the attached appendices) and the accompanying Prospectus before making an investment decision.

Offering....................  1,000 Series JJ Preferred Shares
                              1,000 Series KK Preferred Shares
                              1,000 Series LL Preferred Shares

Purchase Price..............  $100,000 per share

Liquidation Preference......  Each share will have a liquidation preference of
                              $100,000.

Ranking.....................  The Preferred Shares will have the same rank for payments of dividends and liquidation preference as the 23,000 shares of our variable cumulative preferred stock that have already been issued.

Initial Dividend Period.....  Series JJ February 17--April 8, 1999
                              Series KK February 17--April 10, 1999
                              Series LL February 17--April 30, 1999

Initial Dividend Rate.......  Series JJ 3.60%
                              Series KK3.60%
                              Series LL3.60%

Subsequent Dividend           Each subsequent dividend period will have a
Periods.....................  duration of 49 days unless we notify you seven days prior to the auction date through DTC that we have elected a different duration. See
                              "Auction Procedures". Subsequent dividend periods can range from seven to 364 days or from two to 30 full years. We can withdraw our election for a duration longer than 49 days by notifying you through DTC no later than 3:00 p.m., New York
                              City time, on the business day prior to the auction date. If we withdraw our election, the subsequent dividend period will have a duration of 49 days.

Subsequent Dividend Payment   We will pay dividends on the last day of each
Dates.......................  dividend period. In addition, for dividend periods of more than 99 days, we will pay dividends on the following additional days:

                              . for dividend periods of 100 to 190 days, on the
                                91st day

                              . for dividend periods of 191 to 281 days. on the
                                91st and 182nd days

                              . for dividend periods of 282 to 364 days, on the
                                91st, 182nd and 273rd days

                              . for dividend periods of two to 30 years, on
                                January 15, April 15, July 15 and October 15 of each year

                              . If any dividend payment date falls on a day
                                that is not a business day in New York City, then we will pay the dividends payable on such day on the next succeeding business day.

Maximum Rate................  Regardless of the outcome of any auction, the maximum dividend rate that we will pay on any series of Preferred Stock will be a percentage (which will vary depending on the rating of the shares on the date the dividend rate is determined and on the duration of the dividend period) of the Applicable Determining Rate.

                              The percentage will be determined as follows:

                                                     Percentage
                                              -------------------------
                                              For Dividend For Dividend
                                               Periods of   Periods of
                                               Less than   Two Years or
                       Prevailing Rating        One Year       More
                       -----------------      ------------ ------------
                   AA/aa or above............     110%         125%
                   A/a.......................     125%         140%
                   BBB/baa...................     150%         175%
                   Below BBB/baa.............     200%         225%

                              The Applicable Determining Rate will be:

                              . the Effective Composite Commercial Paper Rate,
                                for dividend periods of seven to 89 days

                              . the Effective LIBOR Rate, for dividend periods
                                of 90 to 364 days

                              . the U.S. Treasury Note Rate, for dividend
                                periods of two years to ten years

                              . the U.S. Treasury Bond Rate, for dividend
                                periods greater than ten years

                              The way we determine these rates is described on pages S-6 to S-8.

Payment Failure.............  If we fail to pay

                              . all dividends on any share of our variable
                                cumulative preferred stock (including any series of Preferred Stock) by the third business day following the last day of the dividend period or

                              . the redemption price for any share of our
                                variable cumulative preferred stock (including any series of Preferred Stock) called for redemption on the date when due,

                              then the Trust Company will stop auction procedures and dividends for all series of our variable cumulative preferred stock for dividend periods commencing after the date of such payment failure. Dividends after the date of such payment failure will accumulate at a rate of 200% of the Effective Composite Commercial Paper Rate for dividend periods of 49 days. However, we will not adjust the dividend rate for any dividend period that has already commenced with respect to shares of any series of our variable cumulative preferred stock. If we remedy the payment failure by the end of a dividend period for a series of variable cumulative preferred stock, auction procedures for such shares will resume.

Initial Auction Date........  Series JJ April 7, 1999
                              Series KK April 9, 1999
                              Series LL April 29, 1999

Auction Procedures..........  The business day prior to the beginning of each subsequent dividend period will be the auction date. On each auction date, you may submit one of the following orders through one of the Brokers-Dealers named in this Prospectus Supplement to Bankers Trust Company, as Trust Company:

                              . Hold Order--if you would like to continue to
                                hold your Preferred Shares for the next
                                dividend period without regard to the dividend rate.

                              . Bid Order--if you would like to continue to
                                hold your Preferred Shares only if the dividend rate for the next dividend period is not less than the rate specified in the bid order. If you submit a Bid Order for a dividend rate higher than the maximum rate, you will be deemed to have submitted a Sell Order.

                              . Sell Order--if you would like to sell your
                                Preferred Shares at a price of $100,000 per share without regard to the dividend rate for the next dividend period.

                              You may submit different orders for different shares of Preferred Stock of the same series held by you as long as the total number of Preferred Shares covered by your Hold Orders and Sell Orders does not exceed the total number of Preferred Shares of such series held by you.

                              If you do not submit orders with respect to any of your Preferred Shares or if your broker-dealer does not submit your orders on a timely basis, you will be deemed to have submitted a Hold Order unless the duration of the next dividend period

                              . differs by more than seven days from the
                                preceding dividend period or

                              . is two years or more

                              in which case you will be deemed to have submitted a Sell Order.

                              An existing or potential holder of Preferred
                              Shares may submit Bid Orders offering to purchase shares at a price of $100,000 per share if the dividend rate for the next dividend period is not less than the rate specified in the Bid Order. No Bid Orders specifying a dividend rate higher than the applicable maximum rate will be accepted.

                              If sufficient clearing bids exist (that is, the number of shares subject to Bid Orders by existing or potential holders is at least equal to the number of Preferred Shares of that series subject to Sell Orders by existing holders), the new dividend rate will be the lowest rate which, taking into account such rate and all lower rates bid by existing and potential holders, would result in such existing and potential holders owning all of the Preferred Shares of that series available for purchase in the auction. If sufficient clearing bids do not exist, the dividend rate will be the maximum rate applicable to a dividend period equal to the lesser of (i) the dividend period chosen by us and (ii) 49 days. If sufficient clearing bids do not exist, you may not be able to sell all the shares for which you have submitted Sell Orders. If all existing holders submit or are deemed to have submitted Hold Orders, the dividend rate will be 58% of the Applicable Determining Rate.

                              Bid Orders and Sell Orders are irrevocable. Due to pro rata allocation of shares subject to purchase or sale, you may end up purchasing or selling fewer Preferred Shares of a series than specified in your Bid Order or Sell Order, as the case may be.

                              You will have to settle purchases and sales of Preferred Shares in same day funds through the facilities of DTC on the business day following the auction date. Such business day will also be a dividend payment date.

                              If two or more series of our variable cumulative preferred stock with identical dividend periods are being auctioned on the same day, we will hold a single auction for all such series. If we combine auctions for two or more series of our variable cumulative preferred stock, you may receive shares of a different series of our variable cumulative preferred stock, however, such shares will have the same terms as the Preferred Shares.

                              You and any other prospective purchaser of any series of our variable cumulative preferred stock will be required to sign and deliver a Master Purchaser's Letter, an execution copy of which is included as Appendix D to this Prospectus Supplement, to a Broker-Dealer who will deliver a copy to the Trust Company. The Master Purchaser's Letter provides that:

                              . you may only transfer shares of our variable
                                cumulative preferred stock

                                   . through a Bid Order or a Sell Order in an
                                     auction

                                   . to or through a Broker-Dealer

                                   . to a person who has delivered a Master
                                     Purchaser's Letter

                              . you may only hold shares of our variable
                                cumulative preferred stock in book entry form through the facilities of DTC or a successor depositary for such shares.

                              Execution of a Master Purchaser's Letter does not commit you to purchase Preferred Shares in this offering or in any auction; however, it is a condition precedent to any such purchase.

Redemption..................  We may redeem the Preferred Shares, in whole or in part, on the last day of any dividend period for that series at a price of $100,000 plus accumulated and unpaid dividends. In addition, for dividend periods of two years or more, we may redeem the Preferred Shares at the times and at the redemption prices (not less than $100,000 plus accumulated and unpaid dividends) determined by us prior to the commencement of such dividend period.

Voting Rights...............  Except in certain limited circumstances as required by law, holders of Preferred Shares will not be entitled to any voting rights.

Tax Considerations..........  As explained more fully under "Tax
                              Considerations", we have received an opinion of counsel that (assuming the minimum holding period and other applicable requirements are satisfied)

                              . the Preferred Shares will constitute stock of
                                GECC for Federal income tax purposes

                              . distributions made by us with respect to the
                                Preferred Shares will constitute dividends to the extent made from our current or accumulated earnings and profits (as calculated for Federal income tax purposes) and

                              . corporate holders of Preferred Shares otherwise
                                entitled to the "dividends received deduction" will be entitled to such deduction with respect to dividends on the Preferred Shares.

         CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

               Year Ended December 31,
         ------------------------------------------------      Nine Months Ended
         1993      1994       1995       1996       1997       September 26, 1998
         ----      ----       ----       ----       ----       ------------------
         1.60      1.62       1.49       1.51       1.46              1.52

  For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Preferred Shares will be added to the general funds of the Company and will be available for financing its business activities. Initially, such proceeds will be applied to reduce short-term indebtedness.

            DESCRIPTION OF THE SERIES JJ, KK AND LL PREFERRED STOCK

  The following information supplements the information set forth in the accompanying Prospectus and you should also refer to that information. The Preferred Shares being offered by this Prospectus Supplement constitute part of the Variable Cumulative Preferred Stock of the Company (the "Stock") and are sometimes referred to herein, together with any other shares of Stock outstanding from time to time, as the "Shares of Stock". See "Description of the Preferred Stock" in the accompanying Prospectus. Capitalized terms used herein shall have the respective meanings specified in Appendix A to this Prospectus Supplement.

Dividend Rights

  General. Dividends on the Preferred Shares will accumulate from February 17, 1999 and will be payable when and as declared by the Board of Directors, out of funds legally available therefor, on the last day of each Dividend Period applicable thereto, regardless of its length, and, in addition, in the case of Dividend Periods of more than 99 days, on the following additional dates: (a) if such Dividend Period is from 100 to 190 days, on the 91st day; (b) is such Dividend Period is from 191 to 281 days, on the 91st and 182nd days; (c) if such Dividend Period is from 282 to 364 days, on the 91st, 182nd and 273rd days; and (d) if such Dividend Period is from two to 30 years, on January 15, April 15, July 15 and October 15 of each year; provided, however, that in all such cases, if such date is not a Business Day, the Dividend Payment Date shall be the Business Day next succeeding such date. Each day on which dividends are payable on Shares of Stock is referred to herein as a "Dividend Payment Date."

  Each dividend will be payable to holders of record as they appear on the record of stockholders of the Company on the Business Day next preceding the Dividend Payment therefor; provided, however, that if the Dividend Rate with respect to Shares of Stock is 200% of the Applicable Determining Rate as a result of the occurrence of a Payment Failure, then that dividend will be paid to such holders as their names appear on the record of stockholders of the Company on a date not exceeding 15 days preceding the payment date thereof as may be fixed by the Board of Directors of the Company or a committee thereof. Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date.

  The Company will pay to the Paying Agent not later than 12:00 noon, New York City time, on the Dividend Payment Date for Shares of Stock, an aggregate amount of funds available on such Business Day in The City of

New York equal to the dividends to be paid to all holders of such Shares of Stock on such Dividend Payment Date. All such moneys will be held in trust for the payment of such dividends by the Paying Agent for the benefit of the holders.

  The amount of dividends accumulated on each Share of Stock for each Dividend Period of less than one year will be computed by multiplying the Dividend Rate for such Dividend Period by a fraction the numerator of which is the number of days in such Dividend Period (calculated by counting the first day thereof but excluding the last day thereof) and the denominator of which will be 360 and multiplying $100,000 by the rate obtained. During any Dividend Period of two years or longer, the amount of dividends accumulated on each Share of Stock will be computed by multiplying the Dividend Rate for each year in such Dividend Period by a fraction the numerator of which is the actual number of days in such year (provided that if such year is the last year of such Dividend Period, the last day of such year shall be excluded) and the denominator of which is 360 and multiplying $100,000 by the rate obtained.

  No dividend will be declared or paid on any Shares of Stock of any Series for any current dividend period if dividends on any other Shares of Stock are accumulated and unpaid for any prior dividend period or, in case of payment of dividend arrearages on Stock, unless at the same time the Company also declares or pays or sets apart for payment, as the case may be, such amounts with respect to all such dividend arrearages on all Shares of Stock, so that all such shares share ratably in such payment in accordance with the sums which would be payable on all such shares if all dividends (including all accumulations, if any) were declared and paid in full. For purposes hereof, dividend accumulations and arrearages do not include any dividends which have not yet become payable or for which there has not occurred a Dividend Payment Date, as the case may be.

  Each Dividend Period for Shares of Stock shall be measured in either days (not more than 364) or in full years (but not less than two nor more than 30); provided, however, that the minimum Dividend Period is seven days. Each Dividend Period shall end on a Dividend Payment Date.

  The duration of the Initial Dividend Period and the Initial Dividend Rate for the Preferred Shares shall be as follows:

                                                      Initial           Initial
                                                      Dividend          Dividend
                                                       Period             Rate
                                                      --------          --------
      Series JJ............................. February 17-April 8, 1999   3.60%
      Series KK............................. February 17-April 10, 1999  3.60%
      Series LL............................. February 17-April 30, 1999  3.60%

  The determination of the duration of each Subsequent Dividend Period with respect to the Preferred Shares and the Dividend Rate for such Subsequent Dividend Period will be determined by the Auction Method.

  Dividend Periods and Dividend Rates. Each Subsequent Dividend Period will begin on a Dividend Payment Date and will end 49 days thereafter; provided, however, that, subject to the limitations set forth above, the Company may establish the duration of any Subsequent Dividend Period for Shares of Stock of a Series by a notice sent by the Company to all record holders of Shares of Stock of such Series, by first-class mail, postage prepaid, to the address of each such holder appearing in the record of stockholders of the Company, not less than seven days nor more than 60 days prior to any Auction Date, which notice will specify the Company's determination of (i) the length of the next succeeding Dividend Period, (ii) in the case of any Dividend Period in excess of 99 days in duration, any Dividend Payment Date or Dates other than the last day of such Dividend Period and (iii) in the case of any Dividend Period equal to or in excess of two years in duration, any dates on which Shares of Stock may be redeemed and the corresponding redemption prices. In the absence of any such notice with respect to a Subsequent Dividend Period such period will have a duration of 49 days. In addition, in the event the Company has elected a duration of more than 49 days for a Subsequent Dividend Period, it may withdraw such election by giving notice to record holders by no later than 3:00 p.m., New York City time, on the Business Day immediately preceding the relevant Auction Date, and in such event such Subsequent Dividend

Period will have a duration of 49 days. Copies of such notices shall be delivered physically, by telecopier or other written electronic communication, to the Trust Company by the Company at the same time they are transmitted to the record holders of Shares of Stock. The Trust Company will thereupon use its reasonable best efforts to provide copies of such notices to each Broker-Dealer as soon as practicable after receiving such notice. No defect in the notice or in the mailing thereof shall affect the validity of the change in the Dividend Period.

  In the event that Sufficient Clearing Bids have not been made, so the Dividend Rate for the next Dividend Period is equal to the Maximum Rate, then the length of the Subsequent Dividend Period will be the lesser of (i) the length of such Dividend Period as specified by the Company in a notice sent as described above, or (ii) 49 days, and the Maximum Rate shall be determined based upon the length of the Dividend Period determined pursuant to the foregoing clause (i) or (ii).

  Except as provided below, the Dividend Rate on the Shares of Stock of a Series for each Subsequent Dividend Period will be at the rate per annum that results from an Auction for such Series of Stock.

  Maximum Rate. Notwithstanding the foregoing, the Dividend Rate that results from the application of the Auction Procedures for any Subsequent Dividend Period for any Share of Stock will not be greater than the Maximum Rate which is a percentage (determined as set forth below based on the prevailing rating of such Share in effect at the close of business on the Business Day immediately preceding the date of determination and on the duration of the relevant Dividend Period) of the Applicable Determining Rate for such Share on the date of determination; provided, however, that during the continuance of a Payment Failure the applicable percentage will be 200%:

                                                      Percentage
                                      ------------------------------------------
                                      For Dividend Periods  For Dividend Periods
      Prevailing Rating               of Less Than One Year of Two Years or More
      -----------------               --------------------- --------------------
      AA/aa or above.................         110%                  125%
      A/a............................         125%                  140%
      BBB/baa........................         150%                  175%
      Below BBB/baa..................         200%                  225%

  The Applicable Determining Rate, with respect to a Dividend Period of seven days to 89 days, is the Effective Composite Commercial Paper Rate; with respect to a Dividend Period of 90 days to 364 days, is the Effective LIBOR Rate; with respect to a Dividend Period of two years to ten years, is the U.S. Treasury Note Rate; and with respect to a Dividend Period in excess of ten years, is the U.S. Treasury Bond Rate.

  Payment Failure. Notwithstanding the foregoing, in the event that the Company fails to pay (i) all dividends in respect of any Share of Stock which have accumulated during any Dividend Period applicable to such Share of Stock by no later than the third Business Day following the last day of such Dividend Period or (ii) the redemption price in respect of Shares of Stock called for redemption on the date when due and, in each such case, if such failure continues unremedied (either of such events a "Payment Failure"), then the application of the Auction Procedures will be suspended and dividends will accumulate on the Shares of Stock of all Series for Dividend Periods commencing on and after the date such Payment Failure first occurs at 200% of the Applicable Determining Rate for Dividend Periods of 49 days. In no event will the Dividend Rate for any Share of Stock be adjusted prior to the end of a Dividend Period for such Share. If no Payment Failure continues to exist at the end of a Dividend Period, the application of the Auction Procedures will be resumed.

Redemption

  At the option of the Company, the Shares of any Series may be redeemed out of legally available funds therefor, as a whole or from time to time in part,
(i) on the last day of any Dividend Period at a redemption price of $100,000 per Share, plus accumulated and unpaid dividends to the date fixed for redemption and (ii) in the case of Shares of Stock with a Dividend Period equal to or more than two years, on any Dividend Payment Date for such Shares at redemption prices (but not less than $100,000 per Share) determined by the Company prior to the commencement of such Dividend Period plus accumulated and unpaid dividends to the date set forth for redemption.

  If fewer than all of the Outstanding Shares of a Series are to be redeemed as set forth above, the number of Shares to be redeemed shall be determined by the Board of Directors of the Company or a duly authorized committee thereof, and such Shares shall be redeemed pro rata from the holders of record of such Shares in proportion to the number of such Shares held by such holders.

  Notice of redemption will be provided by mailing a notice to each record holder of the Shares of Stock to be redeemed not less than 30 but not more than 60 days prior to the date fixed for redemption to the respective address of each holder as that address appears on the record of stockholders of the Company.

  If dividends are in arrears on any Share of Stock, the Company may not redeem any Shares of Stock unless all of such Shares are simultaneously redeemed, and the Company may not purchase or otherwise acquire any Shares of Stock except pursuant to an offer on the same terms to holders of all Shares of Stock.

  If notice of redemption has been given, from and after the redemption date for the Shares of a Series of Stock called for redemption (unless the Company defaults in providing money for the payment of the redemption price of the Shares so called for redemption), dividends on the Shares so called for redemption will cease to accumulate and such Shares will no longer be deemed to be Outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price) will cease. After the date designated for redemption such Shares will not be transferable on the stock books of the Company. Upon surrender in accordance with that notice of the Shares so redeemed (properly endorsed or assigned for transfer, if the notice shall so state), the redemption price set forth above will be paid by the paying agent.

  Shares of Stock which have been redeemed or otherwise acquired by the Company will be cancelled and if permitted by applicable law may be restored to the status of authorized but undesignated and unissued Shares of Variable Cumulative Preferred Stock.

  If upon giving effect to any redemption of Shares of Stock the ratio of debt to equity of the Company is greater than 8 to 1, GE Company, the Company's indirect parent company, will replace such redeemed Stock with an equal amount of another form of equity to the extent necessary to reduce the Company's ratio of debt to equity to 8 to 1.

Liquidation Preference

  Upon the involuntary or voluntary liquidation, dissolution or winding up of the Company, the holders of Shares of Stock will have preference and priority over the Common Stock or any other class of stock of the Company ranking on liquidation junior to the Shares of Stock, for payment out of the assets of the Company or proceeds thereof, available for distribution to stockholders, whether from capital or surplus, or $100,000 per Share plus all dividends accumulated and unpaid thereon. If, in the case of any such liquidation, dissolution or winding up of the Company the assets of the Company or proceeds thereof shall be insufficient to make the full liquidation payment of $100,000 per Share plus all accumulated and unpaid dividends on the Stock, then those assets and proceeds will be distributed among the holders of the Stock ratably in accordance with the respective amounts which would be payable on such Stock if all amounts thereon were paid in full.

Voting Rights

  The holders of the Stock have no voting rights except as required by law and except that the Company may not alter any of the preferences, privileges, voting powers or other restrictions or qualifications of a Series of Stock in a manner substantially prejudicial to the holders thereof without the consent of the holders of at least two-thirds of the total number of Shares of such Series.

                              AUCTION PROCEDURES

General

  The provisions of the Organization Certificate authorizing the issuance of each Series of Preferred Stock provide that the Dividend Rate per annum for each Dividend Period after the Initial Dividend Period will be equal to the rate per annum that the Trust Company advises the Company has resulted from the Auction for such Series of Preferred Stock held on the Business Day preceding the first day of such Dividend Period pursuant to the Auction Procedures, in which persons determine to hold or offer to purchase or sell Preferred Shares based on dividend rates bid by them. However, if a Payment Failure has occurred the application of the Auction Procedures will be suspended and the Dividend Rate will be determined as provided above.

  Trust Company Agreement. The Company has entered into an agreement (as amended, the "Trust Company Agreement") with Bankers Trust Company (together with any such successor bank or trust company or other entity entering into a similar agreement with the Company, the "Trust Company") which provides, among other things, that the Trust Company will follow the Auction Procedures for the purposes of determining the Dividend Rate for Stock so long as the Dividend Rate is to be based on the results of an Auction. Each periodic implementation of such procedures is herein referred to as an "Auction." Each Series of Stock will have a separate Auction. Separate Auctions for more than one Series of Stock may be held on any Auction Date; if on any Auction Date two or more Series of Stock with Dividend Periods of the same length will be auctioned, then a single Auction will be held with respect to all such Series.

  Broker-Dealer Agreements. Each Auction requires the participation of one or more broker-dealers. The Trust Company will enter into an agreement (collectively, the "Broker-Dealer Agreements") with one or more broker-dealers (collectively, the "Broker-Dealers") selected by the Company which provide for the participation of the Broker-Dealers in Auctions.

  Master Purchaser's Letter. Each prospective purchaser of Shares of Stock will be required to sign and deliver to a Broker-Dealer, as a condition to purchasing Shares of Stock in any Auction or otherwise, a Master Purchaser's Letter, an execution copy of which is attached to this Prospectus Supplement after Appendix D (the "Master Purchaser's Letter"). By signing a Master Purchaser's Letter, such prospective purchaser agrees, among other things, so long as no Payment Failure has occurred:

    (a) to participate in Auctions for Stock on the terms set forth in Appendix B hereto;

    (b) to sell, transfer or otherwise dispose of Shares of Stock only pursuant to a Bid or a Sell Order (as defined below) in an Auction, or to or through a Broker-Dealer or to a person that has delivered or caused to be delivered on its behalf a signed copy of a Master Purchaser's Letter to the Trust Company; provided, however, that in the case of all transfers other than those pursuant to Auctions, the Existing Holder (as defined below) of the Shares so transferred, its Agent Member (as defined below) or its Broker-Dealer advises the Trust Company of such transfer; and

    (c) to have the ownership of the Shares of Stock as to which such purchaser is the Existing Holder maintained in book entry form by The Depository Trust Company ("DTC," together with any successor securities depository selected by the Company, the "Stock Depository") for the account of its agent member (the "Agent Member") of such Stock Depository, which in turn will maintain records of such purchaser's beneficial ownership, and to authorize such Agent Member to disclose to the Trust Company such information with respect to such purchaser's beneficial ownership as the Trust Company may request.

  One executed copy of a Master Purchaser's Letter must be delivered to a Broker-Dealer, who will deliver copies thereof to the Trust Company. Execution of a Master Purchaser's Letter is not a commitment to purchase any of the Preferred Shares being offered hereby or in any Auction, but is a condition precedent to purchasing Preferred Shares.

  As used herein, "Existing Holder" of Shares of Stock means a person who has signed a Master Purchaser's Letter and is listed as the beneficial holder of such Shares of Stock in the records of the Trust Company. The

Trust Company may rely upon, as evidence of the identities of the Existing Holders of Stock, a list of the initial holders of the Shares of Stock provided by the Company, the results of Auctions and notices from any Existing Holder, the Agent Member of such Existing Holder or the Broker-Dealer of such Existing Holder with respect to such Existing Holder's transfer of Shares to another person. The Trust Company will be required to register a transfer of Shares of Stock from an Existing Holder to another person only if such transfer is made to a person that has delivered a signed Master Purchaser's Letter to the Trust Company and if (i) such transfer is pursuant to an Auction or (ii) the Trust Company has been notified in writing (A) by such Existing Holder, the Agent Member of such Existing Holder or the Broker-Dealer of such Existing Holder of such transfer of (B) by the Broker-Dealer of any person that purchased or sold such Shares in an Auction of the failure of such Shares to be transferred as a result of such Auction. The Trust Company is not required to accept any such notice for an Auction unless it is received by the Trust Company by 3:00 p.m., New York City time, on the Business Day preceding such Auction.

  The Trust Company is not required to accept the Master Purchaser's Letter of any Potential Holder who wishes to submit a Bid for the first time in an Auction or of any Potential Holder or Existing Holder who wishes to amend its Master Purchaser's Letter unless it is received by the Trust Company by 3:00 p.m., New York City time, on the Business Day preceding such Auction.

  Stock Depository. DTC will act as Stock Depository for the Agent Members with respect to Shares of Stock. One certificate for all of the Shares of Stock of each Series offered hereby will be registered in the name of Cede & Co. ("Cede") as nominee of the Stock Depository. Such certificate will bear a legend to the effect that such certificate is issued subject to the provisions restricting transfers of Shares of Stock contained in the Organization Certificate and the Master Purchaser's Letters. The Company will also issue stop-transfer instructions to the transfer agent for Stock. As long as the Dividend Rate is based upon the results of any Auction, Cede will be the holder of record of all Shares of Stock of each Series, and Existing Holders of Shares of Stock will not receive certificates representing their ownership interest in such Shares. Upon the occurrence of a Payment Failure, as set forth under "General" above, an Existing Holder may obtain a certificate for the Shares of Stock owned by it. DTC, which is a New York-chartered limited purpose trust company, performs services for its participants (including the Agent Members), some of whom (and/or their representatives) own shares of common stock of DTC. The Stock Depository will maintain lists of its participants and the Shares of Stock of each Series held by each Agent Member whether as an Existing Holder for its own account or as a nominee for another Existing Holder.

  The following is a brief summary of the procedures to be used in conducting Auctions. This summary is qualified by reference to the Auction Procedures set forth in Appendix B to this Prospectus Supplement. The settlement procedures to be used with respect to Auctions are set forth in Appendix C to this Prospectus Supplement.

Auction Dates

  An Auction for Stock of each Series to determine the Dividend Rate for each Dividend Period for such Series after the Initial Dividend Period will be held on the first Business Day prior to the first day of such Dividend Period.

Orders by Existing Holders and Potential Holders in an Auction

  On or prior to the Submission Deadline (as defined under "Submission of Orders by Broker-Dealers to Trust Company" below) on each Auction Date for a Series;

    (a) each Existing Holder may submit to a Broker-Dealer by telephone a:

      (i) Hold Order--indicating the number of Outstanding Shares of Subject Stock, if any, held by such Existing Holder which such Existing Holder desires to continue to hold for the next succeeding Dividend Period without regard to the rate determined by the Auction Procedures;

      (ii) Bid--indicating the number of Outstanding Shares of Subject Stock, if any, held by such Existing Holder which such Existing Holder desires to continue to hold for the next succeeding Dividend Period if the rate determined by the Auction Procedures shall not be less than the rate per annum specified by such Existing Holder; and/or

      (iii) Sell Order--indicating the number of Outstanding Shares of Subject Stock, if any, held by such Existing Holder which such Existing Holder offers to sell without regard to the rate determined by the Auction Procedures; and

    (b) Broker-Dealers will contact prospective purchasers of Shares of Subject Stock of such Series (each such prospective purchaser is herein referred to as a "Potential Holder" and the term Potential Holder includes an Existing Holder with respect to an offer by such Existing Holder to purchase additional Shares of Subject Stock of such Series) by telephone or otherwise to determine whether such Potential Holders desire to submit Bids. In these Bids, Potential Holders will indicate the number of Shares of Subject Stock of such Series that they offer to purchase if the rate determined by the Auction Procedures for such Series for the next Dividend Period shall not be less than the rates per annum specified in those Bids.

The communication to a Broker-Dealer of the foregoing information is herein referred to as an "Order" and collectively as "Orders." An Existing Holder or a Potential Holder placing an Order is herein referred to as a "Bidder" and collectively as "Bidders."

  An Existing Holder may submit different types of Orders in an Auction with respect to Shares of Subject Stock of a Series held by such Existing Holder; provided, however, that the total number of Shares of Subject Stock covered by Hold or Sell Orders does not exceed the number of Shares of Subject Stock of such Series then held by the Existing Holder. For information concerning the priority given to different types of Orders place by Existing Holders, see "Submission of Orders by Broker-Dealers to Trust Company" below.

  Any Bid specifying a rate higher than the Maximum Rate will (i) be treated as a Sell Order if submitted by an Existing Holder and (ii) not be accepted if submitted by a Potential Holder. The Auction Procedures establish the Maximum Rate as the maximum rate per annum that can be determined in an Auction. See "Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate" and "Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares in an Auction" below.

  Pursuant to the terms of the Master Purchaser's Letter, a Sell Order placed by an Existing Holder will constitute an irrevocable offer to sell, and if the rate specified in a Bid is greater than the rate determined in an Auction, a Bid placed by an Existing Holder will constitute an irrevocable offer to sell the number of Shares of Subject Stock subject thereto. A Bid made by a Potential Holder will constitute an irrevocable offer to purchase the number of Shares of Subject Stock specified in that Bid if the rate specified in the Bid is lower than or equal to the rate determined in the Auction. The number of Shares of Subject Stock purchased or sold may be subject to proration procedures. See "Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares in an Auction" below. Each purchase or sale shall be made for settlement on the Business Day following the Auction Date at a price per Share of $100,000. See "Notification of Auction Results; Settlement" below.

  If an Order or Orders covering all of the Outstanding Shares of Subject Stock held by any Existing Holder is or are not submitted for any reason to the Trust Company prior to the Submission Deadline (as defined below), whether or not a Broker-Dealer failed to contact such Existing Holder, the Trust Company will deem a Hold Order to have been submitted on behalf of such Existing Holder covering the number of Outstanding Shares of Subject Stock held by such Existing Holder and not subject to Orders submitted to the Trust Company, except that a Sell Order will be deemed to have been submitted on behalf of an Existing Holder if an Order is not submitted on behalf of such Existing Holder in the case of an Auction for a Dividend Period which differs in duration by more than seven days from the preceding Dividend Period or an Auction for a Dividend Period of two years or more. The Trust Company may rely upon the terms of any Order submitted to it by a Broker-Dealer.

  For the purposes of an Auction, Shares for which the Company shall have given notice of redemption as set forth under "Description of the Series JJ, KK and LL Preferred Stock--Redemption" will not be considered as Outstanding and will not be included in such Auction. Neither the Company nor any Affiliate thereof may submit an Order in an Auction.

Submission of Orders by Broker-Dealers to Trust Company

  Prior to 1:00 p.m., New York City time, on each Auction Date, or such other time on the Auction Date as specified by the Trust Company with the consent of the Company (the "Submission Deadline"), each Broker-Dealer will submit to the Trust Company in writing all Orders obtained by it for the Auction to be conducted on such Auction Date.

  If any rate specified in any Bid contains more than three figures to the right of the decimal point, the Trust Company shall round such rate up to the next highest one-thousandth (.001 of 1%).

  If one or more Orders are submitted to the Trust Company by any Existing Holder which cover more than the aggregate number of Shares of Subject Stock of a Series held by that Existing Holder, such Orders will be considered valid in the following order of priority:

    (i) all Hold Orders shall be considered valid, but only up to and including the aggregate number of Shares of Subject Stock held by that Existing Holder and if the number of Shares of Subject Stock subject to those Hold Orders exceeds the number of Shares of Subject Stock held by that Existing Holder, the number of Shares of Subject Stock subject to each Hold Order will be reduced pro rata to cover the number of shares of Subject Stock held by that Existing Holder;

    (ii) (A) any Bid will be considered valid up to and including the excess of the number of Outstanding Shares of Subject Stock held by such Existing Holder over the number of Shares of Subject Stock subject to any Hold Order referred to in clause (i) above;

      (B) Subject to subclause (A), if more than one Bid with the same rate is submitted on behalf of an Existing Holder and the number of Shares of Subject Stock subject to those Bids is greater than the excess described in the preceding subclause (A), those Bids will be considered valid up to the amount of the excess and the number of Shares of Subject Stock subject to each Bid with the same rate will be reduced pro rata to cover the number of Shares of Subject Stock equal to such excess;

      (C) subject to subclause (A), if more than one Bid with different rates is submitted on behalf of an Existing Holder, those Bids will be considered valid in the ascending order of their respective rates up to the amount of that excess; and

      (D) any Shares of Subject Stock subject to Bids not valid under this clause (ii) will be treated as the subject of a Bid by a Potential Holder; and

    (iii) all Sell Orders will be considered valid but only up to and including in the aggregate the excess of the number of Outstanding Shares of Subject Stock held by that Existing Holder over the sum of the Shares of Subject Stock subject to Hold Orders referred to in clause (i) and valid Bids by that Existing Holder referred to in clause (ii) above.

  If more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted shall be a separate Bid specifying the rate and number of Shares of Subject Stock.

Determination of Sufficient Clearing Bids, Winning Bid Rate and Dividend Rate

  Not earlier than the Submission Deadline, the Trust Company will assemble all Orders submitted or deemed submitted to it by the Broker-Dealers (each such Hold Order, Bid or Sell Order as submitted or deemed submitted by a Broker-Dealer being herein referred to as a "Submitted Hold Order," a "Submitted Bid" or a "Submitted Sell Order," as the case may be, or as a "Submitted Order," and collectively as "Submitted Hold Orders," "Submitted Bids" or "Submitted Sell Orders," as the case may be, or as "Submitted Orders") and will determine the excess of the aggregate number of Outstanding Shares of Subject Stock over the number of Outstanding Shares of Subject Stock subject to Submitted Hold Orders (each excess being herein referred to as the "Available Shares") and whether Sufficient Clearing Bids have been made in the Auction.

  Sufficient Clearing Bids will have been made if the number of Outstanding Shares of Subject Stock that are subject to Submitted Bids by Potential Holders specifying rates not higher than the Maximum Rate equals or exceeds the number of Outstanding Shares of Subject Stock that are the subject of Submitted Sell Orders (including the number of Shares subject to Bids by Existing Holders specifying rates higher than the Maximum Rate).

  If Sufficient Clearing Bids have been made, the Trust Company, taking into account the rates in all Submitted Bids of Existing Holders and Potential Holders, will determine the lowest rate specified in the Submitted Bids (the "Winning Bid Rate") which, when adding the number of Outstanding Shares of Subject Stock which would continue to be held by Existing Holders (other than pursuant to Hold Orders) to the number of Outstanding Shares of Subject Stock to be purchased by Potential Holders, would equal not less than the Available Shares. If Sufficient Clearing Bids have been made, the Winning Bid Rate will be the Dividend Rate for the next Dividend Period for all Shares of Subject Stock.

  If Sufficient Clearing Bids have not been made (other than because all of the Outstanding Shares of Subject Stock are subject to Submitted Hold Orders), the Dividend Rate for the next Dividend Period for all Shares of Subject Stock will be equal to the Maximum Rate. If Sufficient Clearing Bids have not been made, Existing Holders that have submitted Sell Orders will be unable to sell in the Auction all Shares of Subject Stock subject to those Submitted Sell Orders. See "Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares in an Auction" below.

  If all of the Outstanding Shares of Subject Stock are subject to Submitted Hold Orders, the Dividend Rate for the next Dividend Period for all such Shares of Subject Stock will be 58% of the Applicable Determining Rate.

Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares in an Auction

  Based on the determinations made under "Determination of Sufficient Clearing Bids, Winning Bid Rate and Dividend Rate" above, and subject to the discretion of the Trust Company to round as described below, Submitted Bids and Submitted Sell Orders will be accepted or rejected in the order of priority set forth in the Auction Procedures with the result that Existing Holders and Potential Holders of Shares will sell, continue to hold and/or purchase Shares of Subject Stock as set forth below. Existing Holders that submitted or were deemed to have submitted Hold Orders will continue to hold the Shares subject to those Hold Orders.

  If Sufficient Clearing Bids have been made:

    (a) each Existing Holder that placed a Submitted Bid specifying any rate higher than the Winning Bid Rate or a Submitted Sell Order will sell the Shares of Subject Stock subject to that Submitted Bid or Submitted Sell Order;

    (b) each Existing Holder that placed a Submitted Bid specifying a rate lower than the Winning Bid Rate will continue to hold the Shares of Subject Stock subject to that Submitted Bid;

    (c) each Potential Holder that placed a Submitted Bid specifying a rate lower than the Winning Bid Rate will purchase the Shares of Subject Stock subject to that Submitted bid;

    (d) each Existing Holder that placed a Submitted Bid specifying a rate equal to the Winning Bid Rate will continue to hold the Shares of Subject Stock subject to that Submitted Bid, unless the number of Shares of Subject Stock subject to all such Submitted Bids is greater than the excess of the Available Shares over the number of Shares of Subject Stock accounted for in clauses (b) and (c) above, in which event each Existing Holder placing such a Submitted Bid will sell a number of Shares of Subject Stock subject to that

  Submitted Bid determined on a pro rata basis based on the number of Shares of Subject Stock subject to all such Submitted Bids by the Existing Holders; and

    (e) each Potential Holder that placed a Submitted Bid specifying a rate equal to the Winning Bid Rate will purchase any Available Shares not accounted for in clause (b), (c) or (d) above on a pro rata basis based on the number of Shares of Subject Stock subject to all such Submitted Bids.

  If Sufficient Clearing Bids have not been made (except where all Outstanding Shares of Subject Stock are subject to Submitted Hold Orders):

    (a) each Existing Holder that placed a Submitted Bid specifying a rate equal to or lower than the Maximum Rate will continue to hold the Shares of Subject Stock subject to that Submitted Bid;

    (b) each Potential Holder that placed a Submitted Bid specifying a rate equal to or lower than the Maximum Rate will purchase the Shares of Subject Stock subject to that Submitted Bid; and

    (c) each Existing Holder that placed a Submitted Bid specifying a rate higher than the Maximum Rate or a Submitted Sell Order will sell a pro rata portion of the number of Shares of Subject Stock held by that Existing Holder based on the number of Shares of Subject Stock subject to all the Submitted Bids and Submitted Sell Orders.

  If as a result of the Auction Procedures described above, (i) any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a Share of Subject Stock, the Trust Company will round up or down the number of Shares of Subject Stock being sold and purchased on that Auction Date so that the number of Shares of Subject Stock sold or purchased by each Existing Holder or Potential Holder will be whole Shares of Subject Stock and (ii) any Potential Holder would be entitled or required to purchase less than a whole Share of Subject Stock, the Trust Company will allocate Shares of Subject Stock to purchase among Potential Holders so that only whole Shares of Subject Stock are purchased by any Potential Holder, even if that allocation results in one or more of the Potential Holders not purchasing Shares of Subject Stock.

Notification of Auction Results; Settlement

  The Trust Company will advise each Broker-Dealer that submitted a Bid or Sell Order on behalf of a Bidder by telephone at approximately 3:00 p.m., New York City time, on each Auction Date whether such Bid or Sell Order was accepted, in whole or in part, or rejected and the Dividend Rate for the next Dividend Period. Each Broker-Dealer that submitted a Bid or Sell Order on behalf of a Bidder will then advise the Bidder whether such Bid or Sell Order was accepted, in whole or in part, or rejected; will confirm purchases and sales with each Bidder purchasing or selling Shares of Subject Stock as a result of the Auction; and will advise each Bidder purchasing or selling Shares of Subject Stock subject to that Auction to instruct its Agent Member of the Stock Depository to pay the purchase price against delivery of such Shares of Subject Stock or to deliver such Shares of Subject Stock against payment therefor as appropriate. Each Broker-Dealer that submitted a Hold Order on behalf of an Existing Holder will also advise such Existing Holder of the Dividend Rate for the next Dividend Period. The Trust Company will record on the registry of Existing Holders to be maintained by the Trust Company each transfer of Shares of Subject Stock subject to that Auction. See "General" above.

  In accordance with the Stock Depository's normal procedures, on the Business Day after the Auction Date, the transactions described above will be executed through the Stock Depository and the accounts of the respective Agent Members at the Stock Depository will be debited and credited and Shares of Subject Stock delivered as necessary to effect the purchases and sales of Shares of Subject Stock as determined in the Auction. Purchasers will make payment to the Stock Depository through their Agent Members in same-day funds against delivery; the Stock Depository will make payments in accordance with its normal procedures for payment in same day funds.

  If any Existing Holder selling Shares of Subject Stock in an Auction fails to deliver those Shares of Subject Stock, the Broker-Dealer of any person that was to have purchased Shares of Subject Stock in such Auction may deliver to such person a number of whole Shares of Subject Stock that is less than the number of Shares of Subject Stock that otherwise was to be purchased by such person. In such event, the number of Shares of Subject Stock to be so delivered will be determined by such Broker-Dealer. Delivery of such lesser number of Shares of Subject Stock will constitute delivery.

Concerning the Trust Company

  The Trust Company is acting as agent for the Company in connection with the Auctions. In the absence of bad faith or negligence on its part, the Trust Company will not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under the Trust Company Agreement and will not be liable for any error of judgment made in good faith unless the Trust Company shall have been negligent in ascertaining the pertinent facts.

  The Trust Company may upon notice to the Company terminate the Trust Company Agreement on a date no earlier than the first to occur of (i) the first Business Day after the date occurring 90 days after the giving of such notice or (ii) the date on which the Company has entered into an agreement containing substantially the same terms and conditions as the Trust Company Agreement with a successor Trust Company. If the Trust Company resigns, the Company will use its best efforts to enter into an agreement in respect of the Stock of each Series with a successor Trust Company containing substantially the same terms and conditions as the Trust Company Agreement. The Company may terminate the Trust Company Agreement at any time, provided that prior to the termination, the Company shall have entered into an agreement containing substantially the same terms and conditions with a successor Trust Company.

Broker-Dealers

  The Trust Company after each Auction will pay a service charge, from funds provided by the Company, to each Broker-Dealer which initially will be at the annual rate of 1/4 of 1% of the purchase price of Shares of Subject Stock placed by such Broker-Dealer at such Auction. For the purposes of the preceding sentence, Shares of Subject Stock will be considered as placed by a Broker-Dealer if such Shares of Subject Stock were (i) the subject of Hold Orders deemed to have been made by Existing Holders and were acquired by such Existing Holders through that Broker-Dealer or (ii) the subject of the following Orders submitted by that Broker-Dealer: (A) a Submitted Bid of an Existing Holder that was accepted so that such Existing Holder continues to hold those Shares of Subject Stock as a result of the Auction, (B) a Submitted Bid of a Potential Holder that was accepted so that the Potential Holder purchases those Shares of Subject Stock as a result of the Auction or (C) a valid Hold Order.

  The Broker-Dealer Agreements provide that a Broker-Dealer may submit Orders in Auctions for its own account, unless the Company notifies all Broker-Dealers that they may no longer do so. However, in that case, Broker-Dealers may continue to submit Hold Orders and Sell Orders. Any Broker-Dealer submitting an Order for its own account in any Auction might have an advantage over other Bidders in that it would have knowledge of other Orders placed through it in that Auction, but it would not have knowledge of Orders submitted by other Broker-Dealers. In the Broker-Dealer Agreements, Broker-Dealers agree to handle customer orders in accordance with their respective duties under applicable securities laws and rules. A Broker-Dealer that is an Affiliate of the Company may not submit for its own account Bids or Hold Orders in Auctions.

                              TAX CONSIDERATIONS

  The following discussion of certain U.S. Federal income tax consequences to holders of Shares of Stock is based upon the provisions of the Code, applicable Treasury regulations thereunder, judicial authority and administrative rulings and practice now in effect. Future legislative, judicial or administrative changes or interpretations, which may or may not be retroactive, could modify such tax consequences. The Company has not requested, and does not intend to request, any rulings from the Internal Revenue Service (the "IRS") concerning the Federal income tax consequences of an investment in Shares of Stock. The summary below does not discuss all aspects of Federal income taxation that may be relevant to a particular holder in light of the holder's particular investment circumstances, or to certain types of holders subject to special treatment under the Federal income tax laws (for example, dealers in securities, life insurance companies, tax-exempt entities, and foreign persons), and does not discuss any aspect of state, local or foreign tax laws.

  Each prospective holder is advised to consult with its own tax advisor regarding the consequences of acquiring, holding or disposing of shares of stock in light of current tax laws, the holder's particular investment circumstances, and the application of state, local and foreign tax laws.

Federal Income Taxes

  In the opinion of James M. Kalashian, Senior Tax Counsel of General Electric Capital Corporation, tax counsel to the Company, (i) the Shares of Stock will constitute stock of the Company for Federal income tax purposes, (ii) distributions on Shares of Stock, to the extent paid out of current or accumulated earnings and profits of the Company (as calculated for Federal income tax purposes), will constitute dividends for Federal income tax purposes and (iii) any beneficial owner of Shares of Stock that is a corporation otherwise entitled to the 70% dividends-received deduction under
Section 243(a)(1) of the Code (the "Dividends-Received Deduction") will be entitled to the Dividends-Received Deduction with respect to distributions on Shares of Stock that are treated as dividends of the Company for Federal income tax purposes. Although in Revenue Ruling 90-27 the IRS determined, among other things, that the use of a dutch auction similar to the Auction Procedures to reset the dividend rate on the Stock would not result in preferred stock being characterized as debt rather than stock, it is possible that the IRS might take the position that the Shares of Stock constitute debt rather than stock for Federal income tax purposes. If this position were upheld, distributions by the Company to the holders of Shares of Stock would constitute interest income, not eligible for the Dividends-Received Deduction. It should be noted that opinions of counsel are not binding on the IRS or on the courts and it is possible that the IRS might take positions contrary to the opinions of counsel expressed herein. In order to enable counsel to render its opinions, the Company has provided counsel with certain representations upon which the opinion relies.

  Corporate holders of Shares of Stock should be aware that Section 246(c) of the Code disallows the Dividends-Received Deduction in its entirety if the stock with respect to which the dividend is paid is not held for at least 46 days during the 90-day period that begins 45 days before the date on which such Shares of Stock becomes ex-dividend with respect to each dividend. To the extent that a holder receives a dividend with respect to such Shares of Stock which is attributable to a period or periods aggregating in excess of 366 days, the shares must be held at least 91 days during the 180 day period that begins 90 days before such Shares of Stock becomes ex-dividend with respect to each dividend (together with the 46-day period referred to in the prior sentence, the "Minimum Holding Period"). A holder may not count towards the Minimum Holding Period any period in which the holder (i) has an option to sell, is under a contractual obligation to sell or has made (and not closed) a short sale of the Shares of Stock or substantially identical stock or securities, (ii) is the grantor of an option to buy (other than a qualified covered call) such Shares or substantially identical stock or securities or
(iii) has otherwise diminished its risk of loss by holding one or more other positions with respect to substantially similar or related property. Treasury Regulations provide, generally, that a taxpayer has diminished its risk of loss on stock by holding positions with respect to substantially similar or related property if, when the positions are entered into, changes in the fair market value of the stock and the positions are expected to vary inversely. In addition, positions that reflect the value of more than one stock may, in certain circumstances, be considered to be substantially similar or related property that diminishes the risk of loss with respect to the stock. Furthermore, Section 246(c) of the Code disallows the Dividends-Received Deduction for a dividend if the holder of the Shares of Stock is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the Minimum Holding Period has been met.

  Shares of Stock may have Dividend Periods of less than 46 days. Holders of Shares of Stock who are entitled to receive a dividend prior to meeting the applicable Minimum Holding Period requirement will not be entitled to the Dividends-Received Deduction unless they ultimately hold their Shares of Stock for at least 46 (or 91) days during the relevant period. Furthermore, the IRS may argue that a holder who has elected to retain its Shares of Stock upon a change in the Dividend Rate and/or the length of the Dividend Period with respect to such Shares of Stock has constructively exchanged its Shares of Stock for another class of Shares of Stock. Even if the transaction were so treated, (i) no gain or loss would be recognized by the holder or the Company, (ii) the Shares of Stock deemed received in the transaction would have a basis equal to that of the Shares of Stock deemed surrendered and (iii) the holder would include the holding period of the Shares of Stock deemed surrendered in its holding period of the Shares of Stock deemed received, provided the Shares of Stock deemed surrendered were held as a capital asset at the time of the constructive exchange. Thus, a holder would meet the Minimum Holding Period with respect to dividends received subsequent to such an exchange if, upon adding the holding period of the Shares of Stock deemed surrendered to the holding period of the shares deemed received, the sum of such holding periods were greater than the Minimum Holding Period during the relevant period. It is possible, however, that the holding period of the Shares of Stock deemed received in the exchange would not be added to the holding period of the Shares of Stock deemed surrendered, which might result in a holding period of less than the Minimum Holding Period for the Shares of Stock deemed surrendered. Although there is no authority regarding the application of the holding period provisions in this situation, counsel is of the opinion that Section 246(c) of the Code is likely to be construed so as to permit continuation of the holding period for purposes of the Dividend-Received Deduction with respect to dividends paid on shares deemed surrendered in such an exchange. This possibility would not affect the treatment of dividends for periods after the exchange, if the aggregate holding period, including the holding period of the Shares deemed surrendered in the exchange, satisfied the Minimum Holding Period requirement. Prospective investors who intend to purchase Shares with a Dividend Period of less than 46 days (or 91 days, as the case may be) should consult their own tax advisors as to whether the dividend related to a Dividend Period that is shorter than the Minimum Holding Period will ultimately qualify for the Dividends-Received Deduction where such investor holds such Shares, in total, for at least 46 days (or 91 days, as the case may be).

  Section 246A of the Code provides for the reduction or elimination of the Dividends-Received Deduction where a corporation has indebtedness "directly attributable to investment" in portfolio stock, such as Shares of Stock.

  The Clinton Administration recently introduced its proposed budget for fiscal year 2000. One of the proposals would amend Section 246A of the Code to reduce or eliminate the Dividends-Received Deduction where a corporation has indebtedness indirectly attributable to portfolio stock as well as directly attributable to such stock. Another proposal would eliminate the Dividends-Received Deduction for dividends on certain types of preferred stock, which might include stock having characteristics similar to the Shares of Stock. The first proposal would apply to stock acquired on or after the date of enactment, and the second proposal would apply to stock issued on or after the date of enactment. It is uncertain whether these proposals, or similar proposals, might be introduced as formal legislation, their likelihood of enactment or, if enacted, their effective date.

  In addition, corporate holders should be aware that dividend income that is not subject to regular corporate taxation as a consequence of the Dividends-Received Deduction may give rise to alternative minimum tax liability.

  Under Section 1059 of the Code, a corporate holder may be required to reduce its tax basis in any Shares of Stock (but not below zero) by the "nontaxed portion" of any "extraordinary dividend" it receives from the Company with respect to such Stock, if it has not held the underlying Stock for more than two years (or without regard to holding period in the case of preferred stock structured to avoid application of Section 1059) before the dividend announcement date (i.e., the date on which the Company declares, announces, or agrees to either the amount or the payment of the dividend, whichever is earliest). Periods that would be excluded from the determination of the Minimum Holding Period (as described above) are also excluded from the determination of the two-year period. Extraordinary dividends are determined by reference to tax basis (as adjusted for prior distributions) or, if the taxpayer elects, by reference to the fair market value of the Shares of Stock as of the day before the ex-dividend date (provided the taxpayer can establish the fair market value to the satisfaction of the IRS). A dividend payment generally will be extraordinary if it equals or exceeds 5% of tax basis (as adjusted) or fair market value, as the case may be. Dividends paid that have ex-dividend dates within 85 consecutive days are treated as one distribution, as are dividends paid that have ex-dividend dates within 365 consecutive days if the aggregate dividends exceed 20% of tax basis (as adjusted) or fair market value, as the case may be.

  The "nontaxed portion" of the dividend generally is equal to the Dividends-Received Deduction. The reduction in basis will increase any gain (or reduce the amount of any loss) realized by the holder on a sale, redemption or other disposition of Shares of Stock. In addition, if the reduction would otherwise exceed tax basis (as adjusted), the amount of such excess will be taxable as gain from the sale or exchange of Shares of Stock in the taxable year in which the extraordinary dividend is received.

  To the extent that distributions are made by the Company to the holders of Shares of Stock that do not constitute dividends for Federal income tax purposes because they exceed current and accumulated earnings and profits of the Company, such distributions will be treated for Federal income tax purposes as a return of capital, which will first reduce the holder's basis in the Shares of Stock by the amount of such excess and then, to the extent such distributions are in excess of the holder's basis, result in capital gain (provided the Shares of Stock are held by the holder as a capital asset).

State and Local Income Taxes

  The holders of Shares of Stock may be liable for state and local income taxes with respect to dividends paid on Shares of Stock. As many states and localities may not allow, in whole or in part, a Dividends-Received Deduction to corporations, each prospective purchaser of Shares of Stock is advised to consult its own tax advisor in regard to state and local taxes.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement relating to the Preferred Shares, the Company has agreed to sell to the Underwriters listed below (the "Underwriters"), and the Underwriters have severally agreed to purchase, the number of Preferred Shares of each series set forth below:

                                Number of        Number of     Number of Series
                                Series JJ        Series KK            LL
     Underwriter             Preferred Shares Preferred Shares Preferred Shares
     -----------             ---------------- ---------------- ----------------
Lehman Brothers Inc. .......        700              700              700
Merrill Lynch, Pierce,
        Fenner & Smith
        Incorporated........        300              300              300
                                  -----            -----            -----
     Total..................      1,000            1,000            1,000
                                  =====            =====            =====

  The Underwriters propose to offer the Preferred Shares to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession of $450 per share. The Underwriters may allow and such dealers may reallow a concession not in excess of $250 per share. After the initial public offering, the public offering price and such concession may be changed.

  In connection with this offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Preferred Shares. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934 pursuant to which the Underwriters may bid for or purchase Preferred Shares for the purpose of stabilizing the market price of the Preferred Shares. The Underwriter also may create a short position for its account by selling more Preferred Shares in connection with the offering than it has committed to purchase from the Company, and in such case may purchase Preferred Shares in the open market following completion of the offering to cover all or a portion of such short position. Such open market purchases are known as syndicate covering transactions. Any of the transactions described in this paragraph may result in the maintenance of the price of the Preferred Shares at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any are undertaken, they may be discontinued at any time.

  The company has agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act of 1933, as amended.

  The Underwriters may act in Auctions for the Preferred Shares as a Broker-Dealer and may provide information to be used in ascertaining the Effective Composite Commercial Paper Rate.

  Settlement. Payment by each initial purchaser of Preferred Shares will be made through a purchaser's Agent Member on the date of delivery of the Preferred Shares to the Underwriters or the Broker-Dealer from which the purchaser purchased such Preferred Shares in Federal or other immediately available funds. At the closing the Underwriters will accept delivery of the Preferred Shares and will thereafter deposit them in their account at the Stock Depository. Immediately thereafter on the closing date, the Stock Depository will deliver the Preferred Shares purchased by each Broker-Dealer and each purchaser from the Underwriters account to the account of such Broker-Dealer or such purchaser's Agent Member of the Stock Depository, as the case may be. In the case of an initial purchaser who purchases Preferred Shares from a Broker-Dealer, the Stock Depository will deliver the Preferred Shares purchased by such purchaser from such Broker-Dealer's account to the account of such purchaser's Agent Member of the Stock Depository against payment to the account of such Broker-Dealer of an amount equal to the purchase price from the account of such purchaser's Agent Member of the Stock Depository.

                                LEGAL OPINIONS

  The legality of the Preferred Shares will be passed upon for the Company by Nancy E. Barton, Senior Vice President, General Counsel and Secretary of the Company or Glenn J. Goggins, Associate General Counsel, Treasury Operation and Assistant Secretary of the Company and for the Underwriters by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York. Ms Barton and Mr. Goggins, and James M. Kalashian (who is referred to under "Tax Considerations"), together with members of their families, own, have options to purchase and have other interests in shares of common stock of GE Company.

                                                                     APPENDIX A

                               GLOSSARY OF TERMS

  "Affiliate" shall mean any Person known to the Trust Company to be controlled by, in control of or under common control with the Company.

  "Agent Member" shall mean the member of the Stock Depository that will act on behalf of a Bidder and is identified as such in such Bidder's Master Purchaser's letter.

  "Applicable Determining Rate" shall mean with respect to a Dividend Period of seven days to 89 days, the Effective Composite Commercial Paper Rate; with respect to a Dividend Period of 90 days to 364 days, the Effective LIBOR Rate; with respect to a Dividend Period of two years to 10 years, the U.S. Treasury Note Rate; and with respect to a Dividend Period in excess of 10 years, the U.S. Treasury Bond Rate.

  "Auction" shall mean the periodic implementation of the Auction Procedures.

  "Auction Date" shall mean the Business Day immediately preceding the first day of a Dividend Period.

  "Auction Method" shall mean a method of determining Dividend Periods and Dividend Rates for the Shares of Stock of a Series pursuant to the Auction Procedures, as described in this Prospectus Supplement.

  "Auction Procedures" shall mean the procedures for conducting Auctions set forth in Appendix B to this Prospectus Supplement.

  "Available Shares" shall have the meaning specified in paragraph (a) of
Section 3 of the Auction Procedures.

  "Bid" and "Bids" shall have the respective meanings specified in paragraph
(a) of Section 1 of the Auction Procedures.

  "Bidder" and "Bidders" shall have the respective meanings specified in paragraph (a) of Section 1 of the Auction Procedures.

  "Broker-Dealer" shall mean any broker-dealer, or other entity permitted by law to perform the function required of a Broker-Dealer in the Auction Procedures that is a member of, or a participant in, the Stock Depository, and that has been selected by the Company and has entered into a Broker-Dealer Agreement with the Trust Company that remains effective.

  "Broker-Dealer Agreement" shall mean an agreement between the Trust Company and Broker-Dealer pursuant to which such Broker-Dealer agrees to follow the Auction Procedures.

  "Business Day" shall mean a day on which the New York Stock Exchange, Inc., is open for trading and which is neither a Saturday, Sunday nor other day on which banks in The City of New York, New York, are authorized by law to close.

  "Cede" shall mean Cede & Co.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Common Stock" shall mean the shares of Common Stock, par value of $200 per share, of the Company.

  "Company" shall mean General Electric Capital Corporation, a New York corporation.

  "Date of Original Issue" shall mean, February 17, 1999.

  "Dividend Payment Date" shall mean, with respect to each Share of Stock, the last day of each Dividend Period applicable thereto, regardless of its length, and, in addition, in the case of Dividend Periods of more than 99 days, on the following additional dates: (a) if such Dividend Period is from 100 to 190 days, on the 91st day; (b) if such Dividend Period is from 191 to 281 days, on the 91st and 182nd days; (c) if such Dividend Period is from 282 to 364 days, on the 91st, 182nd and 273rd days; and (d) if such Dividend Period is from two to 30 years, on January 15, April 15, July 15 and October 15 of each year; provided, however, that in all such cases, if such date is not a Business Day, the Dividend Payment Date will be the Business Day next succeeding such date.

  "Dividend Period" and "Dividend Periods" shall mean, as to each Share of Stock, each period with respect to which dividends on such Share accumulate and are payable, each such dividend period to be determined pursuant to the Auction Method.

  "Dividend Rate" and "Dividend Rates" shall mean, as to each Share of Stock, each rate at which dividends accumulate and are payable on such Share, such dividend rate to be determined pursuant to the Auction Method.

  "Dividends-Received Deduction" shall mean the deduction that a corporation is entitled to under Section 243(a)(1) of the Code with respect to distributions made on Shares of Stock that are treated as dividends for Federal income tax purposes provided that the minimum holding period in
Section 246 of the Code and other requirements applicable to the particular holder are met.

  "DTC" shall mean The Depository Trust Company.

  "Effective Composite Commercial Paper Rate" shall mean, on any date, (i) the Money Market Yield of the rate on commercial paper placed on behalf of issuers whose corporate bonds are rated "AA" by Standard & Poor's or "Aa" by Moody's or the equivalent of such rating by another nationally recognized rating agency, for a maturity that equals the duration of the relevant Dividend Period as such rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York on such date, or (ii) in the event that the Federal Reserve Bank of New York does not make available such a rate by 2:00 p.m., New York City time, on such date, the Money Market Yield of the arithmetic mean of the rates on commercial paper of such maturity placed on behalf of such issuers, as quoted on a discount basis or otherwise by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., and Lehman Commercial Paper Incorporated, or, in lieu of any thereof, their respective affiliates or successors that are commercial paper dealers (the "Commercial Paper Dealers"), to the Trust Company or Tender Agent, as the case may be, for the close of business on the Business Day immediately preceding such date. In the event that the Federal Reserve Bank of New York does not make available such a rate and if any Commercial Paper Dealer does not quote a rate required to determine the Effective Composite Commercial Paper Rate, the Effective Composite Commercial Paper Rate shall be determined on the basis of the quotation or quotations furnished by the remaining Commercial Paper Dealer or Commercial Paper Dealers and any Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers selected by the Company to provide such rate or rates not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers, as the case may be, or, if the Company does not select any such Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers, by the remaining Commercial Paper Dealer or Commercial Paper Dealers. "Substitute Commercial Paper Dealers" shall mean Credit Suisse First Boston Corporation or Morgan Stanley & Co. Incorporated or, in lieu of either thereof, their respective affiliates or successors that are commercial paper dealers. In the event that no quoted rates are available for a maturity that equals the duration of the relevant Dividend Period, then the rate will be the higher of the quoted rates for the maturity immediately shorter or immediately longer than the duration of the relevant Dividend Period.

  "Effective LIBOR Rate" shall mean, on any date, the offered rates for deposits in dollars for a period of the same duration as the relevant Dividend Period, which appear on the Reuters Screen LIBO Page as of

11:00 a.m., London time, on such date. If at least two such offered rates appear on the Reuters Screen LIBO Page, the Effective LIBOR Rate in respect of such date will be the arithmetic mean of such offered rates. If fewer than two offered rates appear, the Effective LIBOR Rate in respect of such date will be determined on the basis of the rates quoted to the Trust Company at which deposits in dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on the day that is the Business Day preceding such date to prime banks in the London interbank market for a period of the same duration as the relevant Dividend Period. The Company will request the principal London office of each of the Reference Banks to provide a quotation of such rate to the Trust Company. If at least two such quotations are provided, the Effective LIBOR Rate in respect of such date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the Effective LIBOR Rate in respect of such date will be the arithmetic mean of the rates quoted to the Trust Company by major banks in New York City, selected by the Company, at approximately 11:00 a.m., New York City time, on such date for loans in dollars to leading European banks for a period of the same duration as the relevant Dividend Period. "Reference Banks" means four major banks in the London interbank market, selected by the Company. In the event that no quoted rates are available for a maturity that equals the duration of the relevant Dividend Period, then the rate will be the higher of the quoted rates for the maturity immediately shorter or immediately longer than the duration of the relevant Dividend Period.

  "Existing Holder" shall mean, when used with respect to Shares of Stock, a Person who has signed a Master Purchaser's Letter and is listed as the beneficial owner of such Shares of such Series of Stock in the records of the Trust Company.

  "Federal Funds Rate" shall mean, on any date (i) the overnight Federal funds rate as such rate is made available by the Federal Reserve Bank of New York or
(ii) in the event that the Federal Reserve Bank of New York does not make available such a rate by 2:00 p.m., New York City time, on any day, then the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged by each of the three leading brokers of Federal funds transactions in New York City as selected by the Company prior to 9:00 a.m., New York City time, on that day.

  "GE Capital Services" shall mean General Electric Capital Services, Inc., a Delaware corporation.

  "GE Company" shall mean General Electric Company, a New York corporation.

  "Hold Order" and "Hold Orders" shall have the respective meanings specified in paragraph (a) of Section 1 of the Auction Procedures.

  "Initial Dividend Period" shall mean, for each Preferred Share, the initial Dividend Period applicable to such Preferred Shares as set forth on the cover of this Prospectus Supplement.

  "IRS" shall mean the Internal Revenue Service.

  "Master Purchaser's Letter" shall mean a letter addressed to the Company, the Trust Company and an Agent Member in which a Person agrees that if such Person should offer to purchase, purchase, offer to sell and/or sell Shares of a Series of Stock, such Person will be bound by the Auction Procedures.

  "Maximum Rate" shall mean, on any date, with respect to any Share of Stock, the percentage (determined as set forth below based on the prevailing rating of such Share of Stock in effect at the close of business on the Business Day immediately preceding such date and on the duration of the relevant Dividend Period) of the Applicable Determining Rate for such Share on such date; provided, however, that during the continuance of a Payment Failure the applicable percentage shall be 200%:

                                      For Dividend Periods  For Dividend Periods
            Prevailing Rating         of Less Than One Year of Two Years or More
            -----------------         --------------------- --------------------
     AA/aa or above..................         110%                  125%
     A/a.............................         125%                  140%
     BBB/baa.........................         150%                  175%
     Below BBB/baa...................         200%                  225%

  For purposes of this definition, the "prevailing rating" of each Series of the Stock shall be (i) AA/aa or above, if the Shares of Stock have a rating of AA- or better by Standard & Poor's and aa3 or better by Moody's or the equivalent of both of such ratings by a substitute rating agency or agencies selected as provided below, (ii) if not AA/aa or above, then A/a if the Shares of each Series of the Stock have a rating of A- or better by Standard & Poor's and a3 or better and by Moody's or the equivalent of both of such ratings by a substitute rating agency or agencies selected as provided below, (iii) if not AA/aa or above or A/a, then BBB/baa if the Shares of each Series of the Stock have a rating BBB- or better by Standard & Poor's and baa3 or better by Moody's or the equivalent of both of such ratings by a substitute rating agency or agencies selected as provided below, and (iv) if not AA/aa or above, A/a or BBB/baa, then below BBB/baa. The Company will take all reasonable action necessary to enable Standard & Poor's and Moody's to provide a rating for each Series of the Stock. If either Standard & Poor's or Moody's fails to make such a rating available, the Company will select one or two nationally recognized securities rating agencies to act as a substitute rating agency or agencies, as the case may be.

  "Money Market Yield" shall mean, with respect to any rate that is quoted on a bank discount basis, a yield (expressed as a percentage) calculated in accordance with the following formula:

                                                    D X 360
                          Money Market Yield =  -------------- X 100
                                                360 - (D X M)

where "D" refers to the per annum rate, quoted on a bank discount basis and expressed as a decimal; and "M" refers to the number of days for which such discount rate is quoted.

  "Moody's" shall mean Moody's Investor Services, Inc. and its successors.

  "1986 Act" shall mean the Tax Reform Act of 1986, as amended.

  "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

  "Order" and "Orders" shall have the respective meanings specified in paragraph (a) of Section 2 of the Auction Procedures.

  "Organization Certificate" shall mean the Organization Certificate of the Company, as amended and restated to the date hereof.

  "Outstanding" shall mean, as of any date, Shares of a Series of Stock theretofore issued by the Company except (i) any Shares of such Series of Stock theretofore cancelled or delivered for cancellation or redeemed by the Company or as to which a notice of redemption shall have been given by the Company, (ii) any Shares of such Series of Stock as to which the Company or any Affiliate thereof shall be an owner (except that any Shares acquired by an Affiliate that is a Broker-Dealer and that acquired such Shares in the normal course of its business shall be deemed to be Outstanding), or (iii) any Shares of such Series of Stock represented by any certificate in lieu of which a new certificate has been executed and delivered by the company.

  "Paying Agent" shall mean a bank or trust company duly appointed as such Paying Agent.

  "Payment Failure" shall mean that the Company shall fail to pay: (i) all dividends in respect of any Share of Stock which have accumulated during any Dividend Period applicable to such Share by no later than the third Business Day following the last day of such Dividend Period or (ii) the redemption price in respect of Shares of Stock called for redemption on the date when due if, in each such case, such failure shall continue unremedied.

  "Person" shall mean and include an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

  "Potential Holder" shall mean any Person, including any Existing Holder, (i) who shall have executed a Master Purchaser's Letter and (ii) who may be interested in acquiring Shares of Stock of such Series (or, in the case of an Existing Holder, additional Shares of such Series).

  "Preferred Shares" shall mean the shares of Preferred Stock.

  "Preferred Stock" shall mean the Series of Stock being offered hereby.

  "Sell Order" and "Sell Orders" shall have the respective meanings specified in paragraph (a) of Section 1 of the Auction Procedures.

  "Series" shall mean a series of Stock.

  "Shares" shall mean the shares of Stock.

  "Standard & Poor's" shall mean Standard & Poor's Corporation and its successors.

  "Stock" shall mean the Variable Cumulative Preferred Stock of the Company.

  "Stock Depository" shall mean The Depository Trust Company and its successors or any other securities depository selected by the Company which agrees to follow the procedures required to be followed by such securities depository in connection with Shares of Stock.

  "Subject Stock" shall mean, with respect to any Auction Date, the Shares of Stock subject to Auction on such date.

  "Submission Deadline" shall mean 1:00 p.m., New York City time, on any Auction Date or such other time on any Auction Date by which Broker-Dealers are required to submit Orders to the Trust Company as specified by the Trust Company from time to time.

  "Submitted Bid" and "Submitted Bids" shall have the respective meanings specified in paragraph (a) of Section 3 of the Auction Procedures.

  "Submitted Hold Order" and "Submitted Hold Orders" shall have the respective meanings specified in paragraph (a) of Section 3 of the Auction Procedures.

  "Submitted Order" and "Submitted Orders" shall have the respective meanings specified in paragraph (a) of Section 3 of the Auction Procedures.

  "Submitted Sell Order" and "Submitted Sell Orders" shall have the respective meanings specified in paragraph (a) of Section 3 of the Auction Procedures.

  "Subsequent Dividend Period" and "Subsequent Dividend Periods" shall mean, for each Share of Stock, each Dividend Period applicable thereto other than the Initial Dividend Period applicable thereto.

  "Sufficient Clearing Bids" shall have the meaning specified in paragraph (a) of Section 3 of the Auction Procedures.

  "Trust Company" shall mean a bank or trust company duly appointed as such.

  "Underwriting Agreement" shall mean the underwriting agreement among the Company and the underwriters of the Preferred Shares.

  "U.S. Treasury Bond Rate" shall mean on any date (i) the yield as calculated by reference to the bid price quotation of the actively traded, current coupon Treasury Bond with a remaining maturity most nearly comparable to 30 years from such date, as such bid price quotation is published on the Business Day immediately preceding such date by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such Business Day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Bond Rate on such date. "Alternate Treasury Bond Rate" on any date means the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded, current coupon Treasury Bond with a remaining maturity most nearly comparable to 30 years from such date, as determined by bid price quotations as of any time on the Business Day immediately preceding such date, obtained by the Trust Company from at least three recognized primary U.S. Government securities dealers selected by the Company.

  "U.S. Treasury Note Rate" shall mean, on any date, (i) the yield as calculated by reference to the bid price quotation of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related Dividend Period, as such bid price quotation is published on the Business Day immediately preceding such date by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such Business Day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Note Rate on such date. "Alternate Treasury Note Rate" on any date means the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related Dividend Period, as determined by bid price quotations as of any time on the Business Day immediately preceding such date, obtained by the Trust Company from at least three recognized primary U.S. Government securities dealers selected by the Company.

  "Winning Bid Rate" shall have the meaning specified in paragraph (a) of
Section 3 of the Auction Procedures.

                                                                     APPENDIX B

                              AUCTION PROCEDURES

  The following Procedures will be set forth in the Organization Certificate relating to the Subject Stock of each Series. The terms not defined below (and referred to as defined in the Organization Certificate) are defined in Appendix A to this Prospectus Supplement.

  1. Orders by Existing Holders and Potential Holders in an Auction.

  (a) On or prior to the Submission Deadline on each Auction Date:


    (i) each Existing Holder may submit to a Broker-Dealer information as to:

      (A) the number of Outstanding Shares of Subject Stock, if any, held by such Existing Holder which such Existing Holder desires to continue to hold for the next succeeding Dividend Period without regard to the rate determined by the Auction Procedures for the next succeeding Dividend Period;

      (B) the number of Outstanding Shares of Subject Stock, if any, that such Existing Holder desires to continue to hold for the next succeeding Dividend Period if the rate determined by the Auction Procedures shall not be less than the rate per annum specified by such Existing Holder; and/or

      (C) the number of Outstanding Shares of Subject Stock, if any, held by such Existing Holder which such Existing Holder offers to sell without regard to the rate determined by the Auction Procedures for the next succeeding Dividend Period; and

    (ii) one or more Broker-Dealers shall in good faith for the purpose of conducting a competitive Auction in a commercially reasonable manner, contact Potential Holders, including Persons that are not Existing Holders, by telephone or otherwise to determine the number of Shares of Subject Stock, if any, which each such Potential Holder offers to purchase, provided that the rate determined by the Auction Procedures for the next succeeding Dividend Period shall not be less than the rate per annum specified by such Potential Holder.

  For the purposes hereof, the communication to a Broker-Dealer of information referred to in clause (i)(A), (i)(B), (i)(C) or (ii) of this paragraph (a) is hereinafter referred to as an "Order" and collectively as "Orders" and each Existing Holder and each Potential Holder placing an Order is hereafter referred to as a "Bidder" and collectively as "Bidders"; and Order containing the information referred to in clause (i)(A) of this paragraph (a) is hereafter referred to as a "Hold Order" and collectively as "Hold Orders"; an Order containing the information referred to in clause (i)(B) or (ii) of this paragraph (a) is hereinafter referred to as a "Bid" and collectively as "Bids"; and an Order containing the information referred to in clause (i)(C) of this paragraph (a) is hereafter referred to as a "Sell Order" and collectively as "Sell Orders."

  (b) (i) A Bid by an Existing Holder shall constitute an irrevocable offer to sell:

    (A) the number of Outstanding Shares of Subject Stock specified in such Bid if the rate determined by the Auction Procedures on such Auction Date shall be less than the rate specified therein; or

    (B) such number or a lesser number of Outstanding Shares of Subject Stock to be determined as set forth in subparagraph (a)(iv) of Section 4 hereof if the rate determined by the Auction Procedures on such Auction Date shall be equal to the rate specified therein; or

    (C) a lesser number of Outstanding Shares of Subject Stock to be determined as set forth in subparagraph (b)(iii) of Section 4 hereof if the rate specified therein shall be higher than the Maximum Rate and Sufficient Clearing Bids do not exist.

  (ii) A Sell Order by an Existing Holder shall constitute an irrevocable offer to sell:

    (A) the number of Outstanding Shares of Subject Stock specified in such Sell Order, or

    (B) such number or a lesser number of Outstanding Shares of Subject Stock as set forth in subparagraph (b)(iii) of Section 4 hereof if Sufficient Clearing Bids do not exist.

  (iii) A Bid by a Potential Holder shall constitute an irrevocable offer to purchase:

    (A) the number of Outstanding Shares of Subject Stock specified in such Bid if the rate determined by the Auction Procedures on such Auction Date shall be higher than the rate specified therein; or

    (B) such number of a lesser number of Outstanding Shares of Subject Stock as set forth in subparagraph (a)(v) of Section 4 hereof it the rate determined by the Auction Procedures on such Auction Date shall be equal to the rate specified therein.

  2. Submission of Orders by Broker-Dealers to Trust Company.

  (a) Each Broker-Dealer shall submit in writing to the Trust Company prior to the Submission Deadline on each Auction Date all Orders obtained by such Broker-Dealer and specify with respect to each Order:

    (i) the name of the Bidder placing such Order;

    (ii) the aggregate number of Shares of Subject Stock that are the subject of such Order;

    (iii) to the extent that such Bidder is an Existing Holder:

      (A) the number of Shares of Subject Stock, if any, subject to any Hold Order;

      (B) the number of Shares of Subject Stock, if any, subject to any Bid and the rate specified in such Bid; and

      (C) the number of Shares of Subject Stock, if any, subject to any Sell Order; and

    (iv) to the extent such Bidder is a Potential Holder, the rate specified in such Potential Holder's Bid.

  (b) If any rate specified in any Bid contains more than three figures to the right of the decimal point, the Trust Company shall round such rate up to the next highest one thousandth (.001 of 1%).

  (c) If an Order or Orders covering all of the Outstanding Shares of Subject Stock held by any Existing Holder is or are not submitted for any reason to the Trust Company prior to the Submission Deadline, the Trust Company shall deem a Hold Order to have been submitted on behalf of such Existing Holder covering the number of Outstanding Shares of Subject Stock held by such Existing Holder and not subject to Orders submitted to the Trust Company, except that a Sell Order will be deemed to have been submitted on behalf of an Existing Holder if an Order is not submitted on behalf of such Existing Holder in the case of an Auction for a Dividend Period which differs in duration by more than seven days from the preceding Dividend Period or an Auction for a Dividend Period of two years or more.

  (d) If one or more Orders covering in the aggregate more than the number of Outstanding Shares of Subject Stock held by an Existing Holder are submitted to the Trust Company, such Orders shall be considered valid as follows and in the following order of priority:

    (i) all Hold Orders shall be considered valid, but only up to and including in the aggregate the number of Shares of Subject Stock held by such Existing Holder, and, if the number of Shares of Subject Stock subject to such Hold Orders exceeds the number of Shares of Subject Stock held by such Existing Holder, the number of Shares of Subject Stock subject to each such Hold Order shall be reduced pro rata to cover the number of Shares of Subject Stock held by such Existing Holder;

    (ii) (A) any Bid shall be considered valid up to and including the excess of the number of Outstanding Shares of Subject stock held by such Existing Holder over the number of Shares of Subject Stock subject to any Hold Order referred to in subparagraph (i) above,

    (B) subject to clause (A), if more than one Bid with the same rate is submitted on behalf of such Existing Holder and the number of Shares of Subject Stock subject to such Bids is greater than such excess, such Bids shall be considered valid up to the amount of such excess, and the number of Shares of Subject

  Stock subject to each Bid with the same rate shall be reduced pro rata to cover the number of Shares of Subject Stock equal to such excess,

    (C) subject to clause (A), if more than one Bid with different rates is submitted on behalf of such Existing Holder, such Bids shall be considered valid in the ascending order of their respective rates up to the amount of such excess, and

    (D) in any such event the number, if any, of such Shares of Subject Stock subject to Bids not valid under this subparagraph (ii) shall be treated as the subject of a Bid by a Potential Holder; and

    (iii) all Sell Orders shall be considered valid but only up to and including in the aggregate the excess of the number of Outstanding Shares of Subject Stock held by such Existing Holder over the sum of the Shares of Subject Stock subject to Hold Orders referred to in subparagraph (i) and valid Bids by Existing Holders referred to in subparagraph (ii) above.

  (e) If more than one bid is submitted on behalf of any Potential Holder, each Bid submitted shall be a separate Bid with the rate therein specified.

  (f) Separate Auctions for more than one Series of Stock may be held on any Auction Date. If on any Auction Date two or more Series of Stock with Dividend Periods of the same length will be auctioned, then a single Auction shall be held with respect to all such Series, and all references to Subject Auction Stock in these Auction Procedures with respect to such Auction shall be deemed to be references to the Subject Auction Stock of all such Series, collectively.

  3. Determination of Sufficient Clearing Bids, Winning Bid Rate and Dividend Rate.

  (a) Not earlier than the Submission Deadline on each Auction Date, the Trust Company shall assemble all Orders submitted or deemed submitted to it by Broker-Dealers (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a "Submitted Hold Order," a "Submitted Bid" or a "Submitted Sell Order," as the case may be, or as a "Submitted Order" and collectively as "Submitted Hold Orders," "Submitted Bids" or "Submitted Sell Orders," as the case may be, or as "Submitted Orders") and shall determine:

    (i) the excess of the total number of Outstanding Shares of Subject Stock over the number of Outstanding Shares of Subject Stock that are the subject of Submitted Hold Orders (such excess being hereinafter referred to as the "Available Shares");

    (ii) from the Submitted Orders whether the number of Outstanding Shares of Subject Stock that are the subject of Submitted Bids by Potential Holders specifying one or more rates equal to or lower than the Maximum Rate exceeds or is equal to the sum of:

      (A) the number of Outstanding Shares of Subject Stock that are the subject of Submitted Bids by Existing Holders specifying one or more rates higher than the Maximum Rate, and

      (B) the number of Outstanding Shares of Subject Stock that are subject to Submitted Sell Orders

        (in the event of such excess or such equality other than because the number of Shares of Subject Stock in clauses (A) and (B) above is zero because all of the Outstanding Shares of Subject Stock are the subject of Submitted Hold Orders, such Submitted Bids in clause
      (ii) above being hereinafter referred to collectively as "Sufficient Clearing Bids"); and

    (iii) if Sufficient Clearing Bids exist, the lowest rate specified in the Submitted Bids (the "Winning Bid Rate") which if:

      (A) (i) each Submitted Bid from Existing Holders specifying such lowest rate and (ii) all other Submitted Bids from Existing Holders specifying lower rates were accepted, thus entitling such Existing Holders to continue to hold the Shares of Subject Stock that are the subject of such Submitted Bids, and

      (B) (i) each Submitted Bid from Potential Holders specifying such lowest rate and (ii) all other Submitted Bids from Potential Holders specifying lower rates were accepted, thus entitling the Potential Holders to purchase the Shares of Subject Stock that are the subject of those Submitted Bids, would result in such Existing Holders described in clause (A) continuing to hold an aggregate number of Outstanding Shares of Subject Stock which, when added to the number of Outstanding Shares of Subject Stock to be purchased by such Potential Holders described in clause (B) would equal not less than the Available Shares.

  (b) Promptly after the Trust Company has made the determinations pursuant to paragraph (a) of this Section 3, the Trust Company shall advise the Company of the Applicable Determining Rate and the Maximum Rate and, based on such determinations, the Dividend Rate for the next succeeding Dividend Period as follows:

    (i) if Sufficient Clearing Bids exist, that the Dividend Rate for the next succeeding Dividend Period shall be equal to the Winning Bid Rate so determined;

    (ii) if Sufficient Clearing Bids do not exist (other than because all of the Outstanding Shares of Subject Stock of a Series are the subject of Submitted Hold Orders), that the Dividend Rate for the next succeeding Dividend Period shall be the Maximum Rate; or

    (iii) if all of the Outstanding Shares of Subject Stock are the subject of Submitted Hold Orders, that the Dividend Rate for the next succeeding Dividend Period shall be equal to 58% of the Applicable Determining Rate.

  4. Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares in an Auction. Based on the determinations made pursuant to paragraph (a) of Section 3 hereof the Submitted Bids and Submitted Sell Orders shall be accepted or rejected and the Trust Company shall take such other action as set forth below:

    (a) if Sufficient Clearing Bids have been made, subject to the provisions of paragraphs (c) and (d) of this Section 4, Submitted Bids and Submitted Sell Orders shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids shall be rejected:

      (i) the Submitted Sell Orders of Existing Holders shall be accepted and the Submitted Bids of each of the Existing Holders specifying any rate that is higher than the Winning Bid Rate shall be rejected, thus requiring each such Existing Holder to sell the Shares of Subject Stock that are the subject of such Submitted Bids;

      (ii) the Submitted Bids of each of the Existing Holders specifying any rate that is lower than the Winning Bid Rate shall be accepted, thus entitling each such Existing Holder to continue to hold the Shares of Subject Stock that are the subject of such Submitted Bids;

      (iii) the Submitted Bids of each of the Potential Holders specifying any rate that is lower than the Winning Bid Rate shall be accepted;

      (iv) the Submitted Bids of each of the Existing Holders specifying a rate that is equal to the Winning Bid Rate shall be accepted, thus entitling each such Existing Holder to continue to hold the Shares of Subject Stock that are the subject of such Submitted Bids, unless the number of Outstanding Shares of Subject Stock subject to all such Submitted Bids shall be greater than the number of Shares ("Remaining Shares") equal to the excess of the Available Shares over the number of Shares of Subject Stock subject to Submitted Bids described in subparagraphs (ii) and (iii) of this paragraph (a), in which event the Submitted Bids of each such Existing Holder shall be rejected, and each such Existing Holder shall be required to sell Shares of Subject Stock, but only in an amount equal to the difference between (A) the number of Outstanding Shares of Subject Stock then held by such Existing Holder subject to such Submitted Bids and (B) the number of Shares of Subject Stock obtained by multiplying the number of Remaining Shares by a fraction the numerator of which shall be the number of Outstanding Shares of Subject Stock held by such Existing Holder subject to such Submitted Bids and the denominator of which shall be the sum of the number of Outstanding Shares of Subject Stock subject to such Submitted Bids made by all such Existing Holders that specified a rate equal to the Winning Bid Rate; and

      (v) the Submitted Bids of each of the Potential Holders specifying a rate that is equal to the Winning Bid Rate shall be accepted but only in an amount equal to the number of Shares of Subject Stock obtained by multiplying the difference between the Available Shares and the number of Shares of Subject Stock subject to Submitted Bids described in subparagraphs (ii), (iii) and (iv) of this paragraph (a) by a fraction the numerator of which shall be the number of Outstanding Shares of Subject Stock subject to such Submitted Bids and the denominator of which shall be the sum of the number of Outstanding Shares of Subject Stock subject to such Submitted Bids made by all such Potential Holders that specified a rate equal to the Winning Bid Rate.

    (b) If Sufficient Clearing Bids have not been made (other than because all of the Outstanding Shares of Subject Stock are subject to Submitted Hold Orders), subject to the provisions of paragraphs (c) and (d) of this
  Section 4, Submitted Orders shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids shall be rejected:

      (i) the Submitted Bids of each Existing Holder specifying any rate that is equal to or lower than the Maximum Rate shall be accepted, thus entitling such Existing Holder to continue to hold the Shares of Subject Stock that are the subject of such Submitted Bids;

      (ii) the Submitted Bids of each Potential Holder specifying any rate that is equal to or lower than the Maximum Rate shall be accepted; and

      (iii) the Submitted Bids of each Existing Holder specifying any rate that is higher than the Maximum Rate shall be rejected and the Submitted Sell Orders of each Existing Holder shall be accepted, in both cases only in an amount equal to the difference between (A) the number of Outstanding Shares of Subject Stock then held by such Existing Holder subject to such Submitted Bids or Submitted Sell Orders and (B) the number of Shares of Subject Stock obtained by multiplying the difference between the Available Shares and the aggregate number of Shares of Subject Stock subject to Submitted Bids described in subparagraphs (i) and (ii) of this paragraph (b) by a fraction the numerator of which shall be the number of Outstanding Shares of Subject Stock held by such Existing Holder subject to such Submitted Bids or Submitted Sell Orders and the denominator of which shall be the number of Outstanding Shares of Subject Stock subject to all such Submitted Bids and Submitted Sell Orders.

    (c) If as a result of the procedures described in paragraph (a) or (b) of this Section 4, any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a Share of Subject Stock on any Auction Date, the Trust Company shall, in such manner as, in its sole discretion, it shall determine, round up or down the number of Shares of Subject Stock to be purchased or sold by any Existing Holder or Potential Holder on such Auction Date so that the number of Shares of Subject Stock purchased or sold by each Existing Holder or Potential Holder on such Auction Date shall be whole Shares of Subject Stock.

    (d) If, as a result of the procedures described in paragraph (a) of this
  Section 4, any Potential Holder would be entitled or required to purchase less than a whole Share of Subject Stock on any Auction Date, the Trust Company shall, in such manner as, in its sole discretion, it shall determine, allocate Shares of Subject Stock for purchase among Potential Holders so that only whole Shares of Subject Stock are purchased on such Auction Date by any Potential Holder, even if such allocation results in one or more of such Potential Holders not purchasing Shares of Subject Stock on such Auction Date.

  5. Miscellaneous

  (a) The Board of Directors of the Company or a duly authorized committee thereof may interpret the provisions hereof to resolve any inconsistency or ambiguity which may arise or be revealed in connection with the Auction Procedures provided for herein.

  (b) So long as the Dividend Rate is based on the results of an Auction, an Existing Holder (i) may sell, transfer or otherwise dispose of Shares of Subject Stock only pursuant to a Bid or Sell Order in accordance with the Procedures described herein or to or through a Broker-Dealer or to a Person that has delivered a signed copy of a Master Purchaser's Letter to the Trust Company, provided that in the case of all transfers other than pursuant to Auctions such Existing Holder, its Agent Member or its Broker-Dealer advises the Trust Company of such transfer, and (ii) shall have the ownership of the Shares of Subject Stock of the Series held by it maintained in book entry form by the Stock Depository in the account of its Agent Member, which in turn will maintain records of such Existing Holder's beneficial ownership.

  (c) Neither the Company nor any Affiliate thereof may submit an Order in any Auction, except as set forth in the next sentence. Any Broker-Dealer that is an Affiliate of the Company may submit Orders in Auctions but only is such Orders are not for its own account, except that if such affiliated Broker-Dealer holds Shares of Stock for its own account, it must submit a Sell Order in the next Auction with respect to such Shares.

  (d) The Trust Company shall reject any Submitted Order of the Company or an Affiliate, except for Sell Orders of affiliated Broker-Dealers permitted under paragraph (c) of this Section 5.

  (e) From and during the continuance of a Payment Failure, Shares of each Series may be registered for transfer or exchange and new certificates issued upon surrender of the older certificates in form deemed by the Trust Company (or any other transfer agent or registrar appointed by the Company) properly endorsed for transfer will all necessary endorsers' signatures guaranteed in such manner and form as the Trust Company (or such other transfer agent or registrar) may require by a guarantor reasonably believed by the Trust Company (or such other transfer agent or registrar) to be responsible, accompanied by such assurances as the Trust Company (or such other transfer agent or registrar) shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and satisfactory evidence of compliance with all applicable law relating to the collection of taxes or funds necessary for the payment of such taxes.

  (f) Unless preferential dividends on the Stock are in arrears, the Company shall have the right from time to time (if and to the extent at the time permitted under applicable law) to purchase on the open market or at private sale, or otherwise acquire, Outstanding Shares of Stock of any Series at a price not exceeding the price at which such Stock might at the time be redeemed at the option of the Company, plus an amount equal to accumulated and unpaid preferential dividends to the date of acquisition.

                                                                     APPENDIX C

                         AUCTION SETTLEMENT PROCEDURES

  Capitalized terms used herein shall have the respective meanings specified in Appendix A to this Prospectus Supplement.

  (a) On each Auction Date, the Trust Company shall notify by telephone the Broker-Dealer that participated in the Auction held on such Auction Date and submitted an Order on behalf of any Existing Holder or Potential Holder of:

    (i) the Dividend Rate fixed for the next succeeding Dividend Period;

    (ii) whether Sufficient Clearing Bids existed for the determination of the Winning Bid Rate;

    (iii) if such Broker-Dealer submitted a Bid or a Sell Order on behalf of an Existing Holder, whether such Bid or Sell Order was accepted or rejected and the number of Shares, if any, then Outstanding to be sold by such Existing Holder;

    (iv) if such Broker-Dealer submitted a Bid on behalf of a Potential Holder, whether such Bid was accepted or rejected and the number of Shares, if any, to be purchased by such Potential Holder;

    (v) if the aggregate number of Shares to be sold by all Existing Holders on whose behalf such Broker-Dealer submitted Bids or Sell Orders is different than the aggregate number of Shares to be purchased by all Potential Holders on whose behalf such Broker-Dealer submitted a Bid, the name or names of one or more other Broker-Dealers (and the Agent Member, if any, of each such other Broker-Dealer) and the number of Shares to be (x) purchased from one or more Existing Holders on whose behalf such other Broker-Dealers submitted Bids or Sell Orders or (y) sold to one or more Potential Holders on whose behalf such other Broker-Dealer submitted Bids; and

    (vi) the Auction Date of the next succeeding Auction.

  (b) On each Auction Date, each Broker-Dealer that submitted an Order on behalf of any Existing Holder or Potential Holder shall:

    (i) advise each Existing Holder and Potential Holder on whose behalf such Broker-Dealer submitted a Bid or Sell Order whether such Bid or Sell Order was accepted or rejected;

    (ii) instruct each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, to instruct such Bidder's Agent Member to pay to such Broker-Dealer (or its Agent Member) through the Stock Depository the amount necessary to purchase the number of Shares to be purchased pursuant to such Bid against receipt of such Shares and advise such Potential Holder of the Dividend Rate for the next succeeding Dividend Period;

    (iii) instruct each Existing Holder on whose behalf such Broker-Dealer submitted a Bid or a Sell Order that was accepted, in whole or in part, to instruct such Bidder's Agent Member to deliver to such Broker-Dealer (or its Agent Member) through the Stock Depository the number of Shares to be sold pursuant to such Bid or Sell Order against payment therefor and advise any such Existing Holder that will continue to hold Shares of the Dividend Rate for the next succeeding Dividend Period;

    (iv) advise each Existing Holder on whose behalf such Broker-Dealer submitted a Hold Order of the Dividend Rate for the next succeeding Dividend Period;

    (v) advise each Existing Holder on whose behalf such Broker-Dealer submitted an Order of the Auction Date of the next succeeding Auction; and

    (vi) advise each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, of the Auction Date of the next succeeding Auction.

  (c) On the basis of the information provided to it pursuant to paragraph (a) above, each Broker-Dealer that submitted a Bid or Sell Order shall, in such manner and at such time or times as it in its sole discretion may determine, allocate any funds received by it pursuant to subparagraph (b)(ii) above, and any Shares received by it pursuant to subparagraph (b)(iii) above, among the Potential Holders, if any, on whose behalf such Broker-Dealer submitted Bids that were rejected or Sell Orders, and any Broker-Dealers identified to it by the Trust Company pursuant to subparagraphs (a)(v) above.

  (d) On the Business Day after the Auction Date, the Stock Depository shall execute the transactions described above, debiting and crediting the amounts of the respective Agent Members as necessary to effect the purchase and sales of Shares as determined in the Auction.

                                                                     APPENDIX D

  TO BE SUBMITTED TO YOUR BROKER-DEALER WHO WILL THEN DELIVER COPIES ON YOUR
                    BEHALF TO THE RESPECTIVE TRUST COMPANY

                           MASTER PURCHASER'S LETTER

        Relating to Securities Involving Rate Settings Through Auctions

The Company
The Trust Company
A Broker-Dealer
An Agent Member
Other Persons

Dear Sirs:

  1. This letter is designed to apply to publicly or privately offered debt or equity securities ("Securities") of any issuer ("Company") which are described in any final prospectus or other offering materials relating to such Securities as the same may be amended or supplemented (collectively, with respect to the particular Securities concerned, the "Prospectus") and which involve periodic rate settings through auctions ("Auctions"). This letter shall be for the benefit of any Company and of any Trust Company, auction agent, paying agent (collectively, "Trust Company"), broker-dealer, agent member, securities depository or other interested person in connection with any Securities and related Auctions (it being understood that such persons may be required to execute specified agreements and nothing herein shall alter such requirements). The terminology used herein is intended to be general in its application and not to exclude any Securities in respect of which (in the Prospectus or otherwise) alternative terminology is used.

  2. We may from time to time offer to purchase, purchase, offer to sell and/or sell Securities of any Company as described in the Prospectus relating thereto. We agree that this letter shall apply to all such purchases, sales and offers and to Securities owned by us. We understand that the dividend interest rate on Securities may be based from time to time on the results of Auctions as set forth in the Prospectus.

  3. We agree that any bid or sell order placed by us in an Auction shall constitute an irrevocable offer (except as otherwise described in the Prospectus) by us to purchase or sell the Securities subject to such bid or sell order, or such lesser amount of Securities as we shall be required to sell or purchase as a result of such Auction, at the applicable price, all as set forth in the Prospectus, and that if we fail to place a bid or sell order with respect to Securities owned by us with a broker-dealer on any Auction date, or a broker-dealer to which we communicate a bid or sell order fails to submit such bid or sell order to the Trust Company concerned, we shall be deemed to have placed a hold order with respect to such Securities as described in the Prospectus. We authorize any broker-dealer that submits a bid or sell order as our agent in Auctions to execute contracts for the sale of Securities covered by such bid or sell order. We recognize that the payment by such broker-dealer for Securities purchased on our behalf shall not relieve us of any liability to such broker-dealer for payment for such Securities.

  4. We agree that, during the applicable period as described in the Prospectus, dispositions of Securities can be made only in the denominations set forth in the Prospectus and we will sell, transfer or otherwise dispose of any Securities held by us from time to time only pursuant to a bid or sell order placed in an Auction, to or through a broker-dealer or, when permitted in the Prospectus, to a person that has signed and delivered to the applicable Trust Company a letter substantially in the form of this letter (or other applicable purchaser's letter), provided that in the case of all transfers other than pursuant to Auctions we or our broker-dealer or our agent member shall advise such Trust Company of such transfer. We understand that a restrictive legend will be placed on certificates representing the Securities and stop-transfer instructions will be issued to the transfer agent and/or registrar, all as set forth in the Prospectus.

  5. We agree that, during the applicable period as described in the Prospectus, ownership of Securities shall be represented by one or more global certificates registered in the name of the applicable securities depository or its nominee, that we will not be entitled to receive any certificate representing the Securities and that our ownership of any Securities will be maintained in book entry form by the securities depository for the account of our agent member, which in turn will maintain records of our beneficial ownership. We authorize and instruct our agent member to disclose to the applicable Trust Company such information concerning our beneficial ownership of Securities as such Trust Company shall request.

  6. We acknowledge that partial deliveries of Securities purchased in Auctions may be made to us and such deliveries shall constitute good delivery as set forth in the Prospectus.

  7. This letter is not a commitment by us to purchase any Securities.

  8. This letter supersedes any prior-dated version of this master purchaser's letter, and supplements any prior- or post-dated purchaser's letter specific to particular Securities, and this letter may only be revoked by a signed writing delivered to the original recipients hereof.

  9. The descriptions of Auction procedures set forth in each applicable Prospectus are incorporated by reference herein and in case of any conflict between this letter, any purchaser's letter specific to particular Securities and any such description, such description shall control.

  10. Any xerographic or other copy of this letter shall be deemed of equal effect as a signed original.

  11. Our agent member of the Depository Trust Company currently is
          .

  12. Our personnel authorized to place orders with broker-dealers for the
purpose set forth in the Prospectus in Auctions currently is/are     ,
telephone number (   )   -    .

  13. Our taxpayer identification number is     .

  14. In the case of each offer to purchase, purchase, offer to sell or sale by us of Securities not registered under the Securities Act of 1933, as amended (the "Act"), we represent and agree as follows:

    A. We understand and expressly acknowledge that the Securities have not been and will not be registered under the Act and, accordingly, that the Securities may not be reoffered, resold or otherwise pledged, hypothecated or transferred unless an applicable exemption from the registration requirements of the Act is available.

    B. We hereby confirm that any purchase of Securities made by us will be for our own account, or for the account of one or more parties for which we are acting as trustee or agent with complete investment discretion and with authority to bind such parties, and not with a view to any public resale or distribution thereof. We and each other party for which we are acting which will acquire Securities will be "accredited investors" within the meaning of Regulation D under the Act with respect to the Securities to be purchased by us or such party, as the case may be, will have previously invested in similar types of instruments and will be able and prepared to bear the economic risk of investing in and holding such Securities.

    C. We acknowledge that prior to purchasing any Securities we shall have received a Prospectus (or private placement memorandum) with respect thereto and acknowledge that we will have had access to such financial and other information, and have been afforded the opportunity to ask such questions of representatives of the Company and receive answers thereto, as we deem necessary in connection with our decision to purchase Securities.

    D. We recognize that the Company and broker-dealers will rely upon the truth and accuracy of the foregoing investment representations and agreements, and we agree that each of our purchases of Securities now or in the future shall be deemed to constitute our concurrence in all of the foregoing which shall be binding on us and each party for which we are acting as set forth in Subparagraph B above.

Dated: ______________________________


Mailing Address of Purchaser

                                          (Name of Purchaser)

_____________________________________     By: _________________________________


_____________________________________     Printed Name: _______________________


_____________________________________     Title: ______________________________

PROSPECTUS

                     General Electric Capital Corporation

                                Debt Securities

                     Warrants to Purchase Debt Securities
                                Preferred Stock

  General Electric Capital Corporation (the "Company") may offer from time to time its senior, unsecured debt securities ("Debt Securities"), warrants ("Warrants") to purchase any of the Debt Securities, variable cumulative preferred stock, par value $100 per share, and preferred stock, par value $.01 per share (the "Preferred Stock"), which may be issued in the form of depositary shares evidenced by depository receipts (the "Depositary Shares") (the Debt Securities, the Warrants, the Preferred Stock and the Depositary Shares being herein collectively called the "Securities"). The Debt Securities are hereinafter in this Prospectus referred to as the "Notes," although any series of Debt Securities to which the accompanying Prospectus Supplement relates may bear a different title. Collectively, the variable cumulative preferred stock and the preferred stock are referred to herein as the "Preferred Stock" and individually as the "Variable Cumulative Preferred Stock" and the "New Preferred Stock," respectively. The term "Prospectus Supplement" as used herein includes any Pricing Supplement that accompanies any Prospectus Supplement that accompanies this Prospectus.

  The Securities will be offered on terms determined at the time of sale. The accompanying Prospectus Supplement sets forth specifically

  (a) with regard to the Notes, if any, in respect of which this Prospectus is being delivered:

    . the title of the Notes,

    . the aggregate principal amount offered,

    . the currency, currencies or currency units in which payments on the Notes are payable,

    . the rate or method of calculation, and the dates of payment, of interest, if any,

    . the date or dates from which such interest shall accrue,

    . the method of determining holders to whom any such interest shall be payable,

    . the authorized denominations, if other than as provided herein,

    . the maturity,

    . the offering price or terms,

    . the terms of any sinking fund, purchase fund or mandatory redemption, and of any redemption at the option of the Company or repayment at the option of the holder,

    . the Trustee acting under the Indenture pursuant to which the Notes are to be issued,

    . the underwriter or underwriters or agent or agents, if any, for the Notes, their compensation or the basis of determining the same and the net proceeds to the Company, and

    . the exchanges, if any, on which the Notes may be listed;

  (b) with regard to the Warrants, if any, in respect of which this Prospectus is being delivered:

    . the offering price or terms,

    . a description of the Notes for which each Warrant is exercisable,

    . the aggregate number, exercise price, exercise period and expiration date of the Warrants,

    . the currency or currencies in which the exercise price is payable,

    . the terms of any mandatory or optional call provisions,

    . the price or prices, if any, at which the Warrants may be redeemed at the option of the holder or will be redeemed upon expiration,

    . the Warrant Agent acting under the Warrant Agreement pursuant to which the Warrants are to be issued, and

    . the exchanges, if any, on which the Warrants may be listed; and

  (c) with regard to the Preferred Stock (or Depositary Shares) if any, in respect of which this Prospectus is being delivered:

    . the title of the series of Preferred Stock

    . the number of shares of Preferred Stock offered

    . the rate or method of calculation, and the dates of payment, of dividends

    . the date or dates from which dividends will accrue

    . the offering price or terms

    . terms of any mandatory redemption, any redemption at the option of the Company or repayment at the option of the holder

    . the underwriter or underwriters or agent or agents, if any, for the Preferred Stock, their compensation or the basis of determining the same and the net proceeds to the Company, and

    . the exchanges, if any, on which the Preferred Stock may be listed.

  The Securities will be sold either through underwriters or dealers, through agents designated from time to time, or directly by the Company.

                               ----------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED UPON  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESEN-
    TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

August 10, 1998

  No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and the accompanying Prospectus Supplement in connection with the offer contained in this Prospectus and the accompanying Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any agent, underwriter or dealer. Neither the delivery of this Prospectus and the accompanying Prospectus Supplement, nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the dates as of which information is given in this Prospectus and in the accompanying Prospectus Supplement. This Prospectus and the accompanying Prospectus Supplement do not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the Commission at 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 and copies can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information may be obtained on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrant's that file electronically with the Commission. Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which certain of the Company's securities are listed.

                               ----------------

                      DOCUMENTS INCORPORATED BY REFERENCE

  There is hereby incorporated in this Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 28, 1998 filed with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

  All documents filed by the Company pursuant to Sections 13(a), 13(e), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered by the accompanying Prospectus Supplement shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

  The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Bruce C. Bennett, Associate General Counsel--Treasury Operations and Assistant Secretary, General Electric Capital Corporation, 260 Long Ridge Road, Stamford, Connecticut 06927, Telephone No. (203) 357-4000.

                                  THE COMPANY

  General Electric Capital Corporation (herein together with its consolidated affiliates called the "Company" unless the context otherwise requires) was incorporated in 1943 in the State of New York, under the provisions of the New York Banking Law relating to investment companies , as successor to General Electric Contracts Corporation, which was formed in 1932. Until November 1987, the name of the Company was General Electric Credit Corporation. All outstanding common stock of the Company is owned by General Electric Capital Services, Inc. ("GE Capital Services") formerly General Electric Financial Services, Inc., the common stock of which is in turn wholly owned by General Electric Company ("GE Company"). The business of the Company originally related principally to financing the distribution and sale of consumer and other products of GE Company. Currently, however, the types and brands of products financed and the services offered are significantly more diversified. Very few of the products financed by the Company are manufactured by GE Company.

  The Company operates in four finance industry segments and in a specialty insurance industry segment. The Company's financing activities include a full range of leasing, lending, equipment management sales and services and consumer savings and insurance services. The Company's specialty insurance activities include providing financial guarantee insurance, principally municipal bonds and structured finance issues, private mortgage insurance and creditor issuance covering international customer loan repayments. The Company is an equity investor in Montgomery Ward Holding Corp., a retail organization which filed a bankruptcy petition for reorganization in 1997, and certain other services and financial services organizations. The Company's operations are subject to a variety of regulations in their respective jurisdictions.

  Services of the Company are offered primarily throughout the United States, Canada, Europe and the Pacific Basin. Computerized accounting and service centers, including those located in Connecticut, Ohio, Georgia and England, provide financing offices and other service locations with data processing, accounting, collection, reporting and other administrative support. The Company's principal executive offices are located at 260 Long Ridge Road, Stamford, Connecticut 06927 (telephone number (203) 357-4000). At December 31, 1997, the Company employed approximately 65,000 persons.

Consolidated Ratio of Earnings to Fixed Charges

               Year Ended December 31,
     --------------------------------------------------------------          Three Months Ended
     1993        1994           1995           1996           1997             March 28, 1998
     ----        ----           ----           ----           ----           ------------------
     1.62        1.63           1.51           1.53           1.48                  1.54

Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends


               Year Ended December 31,
     --------------------------------------------------------------          Three Months Ended
     1993        1994           1995           1996           1997             March 28, 1998
     ----        ----           ----           ----           ----           ------------------
     1.60        1.62           1.49           1.51           1.46                  1.52

  For purposes of computing the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a responsible approximation of the interest factor of such rentals.

                                USE OF PROCEEDS

  Except as may be otherwise set forth in the Prospectus Supplement accompanying this Prospectus, the net proceeds from the sale of the Securities to which such Prospectus Supplement relates will be added to the general funds of the Company and will be available for financing its operations. Additional short- and long-term financing, as required, will be undertaken at such times, and through such means, as may be appropriate.

                             PLAN OF DISTRIBUTION

  The Company may sell any issue of the Securities in any one or more of the following ways: (i) through one or more underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through one or more agents.

  From time to time, the Company may receive, and may solicit, offers from underwriters to purchase all or a part of the Securities, to be reoffered to the public through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone or otherwise. The managing underwriter or underwriters, if any, with respect to the offer and sale of the Securities to which the Prospectus Supplement accompanying this Prospectus relates are set forth in such Prospectus Supplement and the members of the underwriting syndicate, if any, are named in such Prospectus Supplement. The Company will execute an underwriting agreement (the "Underwriting Agreement") with any such underwriters and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. Such Prospectus Supplement also states the discounts and commissions, if any, to be allowed or paid to the underwriters by the Company, and describes all other items, if any, constituting underwriting compensation and the discounts and commissions to be allowed or paid to dealers, if any. If underwriters or dealers are used in the sale, the Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined by the underwriter or dealer at the time of sale. The relevant Underwriting Agreement will provide that the obligations of the underwriters are subject to certain conditions precedent, and the Company will agree, under the Underwriting Agreement, to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933.

  Any agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement accompanying this Prospectus. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents and dealers may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933.

  If so indicated in the Prospectus Supplement accompanying this Prospectus, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Securities from the Company at the offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The Company anticipates that delayed delivery contracts would be used to facilitate the marketing of the Securities by accommodating institutions that wish to invest in the Securities but will not have funds available for the purchase until some date following the anticipated closing date.

  GE Capital Services, which owns all of the outstanding common stock of the Company, currently owns through subsidiaries (including the Company) approximately 22% of the issued and outstanding common stock of PaineWebber Group Inc. ("PaineWebber") and the Company owns Redeemable Preferred Stock of PaineWebber. As a result, any offering of Securities is required to be made in compliance with the applicable provisions of Rule 2720 to the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"), which Rule applies to offerings of securities of issuers affiliated with NASD members. In accordance therewith, no underwriter or dealer may confirm sales of Securities to accounts over which they exercise discretionary authority.

  For further information with respect to the terms of the offering of Securities in respect of which this Prospectus is being delivered, see the Prospectus Supplement accompanying this Prospectus.

                             DESCRIPTION OF NOTES

General

  The Notes are to be issued under one or more separate Indentures (each an "Indenture"), in each case between the Company and a banking institution organized under the laws of the United States or one of the states thereof (each a "Trustee"). None of the Indentures limits the amount of Notes or other unsecured, senior debt which may be issued thereunder or limits the amount of other debt, secured or unsecured, which may be issued by the Company.

  The statements under this heading are subject to the detailed provisions of each Indenture, a copy of each of which is filed as an exhibit to the Registration Statement. Wherever particular provisions of the Indentures or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made and the statements are qualified in their entirety by such reference.

  Reference is made to the Prospectus Supplement accompanying this Prospectus for the terms specified by the Company pursuant to the Indenture of, and other information with respect to, the Notes being offered thereby, including: (1) the designation, the aggregate principal amount and, if other than as provided herein, the authorized denominations of such Notes; (2) the percentage of their principal amount at which such Notes will be issued; (3) the date or dates on which such Notes will mature; (4) the currency, currencies or currency units in which the payments on such Notes will be payable; (5) the rate or rates at which such Notes will bear interest, if any, or the method of determination of such rate or rates; (6) the date or dates from which such interest, if any, shall accrue, the dates on which such interest, if any, will be payable and the method of determining holders to whom any such interest shall be payable; (7) the prices, if any, at which, and the dates at or after which, such Notes must or may be repaid, repurchased or redeemed; (8) the exchanges, if any, on which the Notes may be listed; and (9) the Trustee under the Indenture pursuant to which the Notes are to be issued. (Sections 2.02 and 2.02A.) Interest, if any, is to be payable to the persons, and in the manner, specified in the Prospectus Supplement accompanying this Prospectus and, unless otherwise specified in such Prospectus Supplement, will be computed on the basis of a 360-day year consisting of twelve 30-day months. (Section 2.10.)

  The Notes will be unsecured and will rank pari passu (equally and ratably) with all other unsecured and unsubordinated indebtedness of the Company.

  Some of the Notes may be issued as discounted Notes to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Notes will be described in the Prospectus Supplement with respect to any such Notes.

  The Indentures do not contain any provisions that limit the ability of the Company to incur indebtedness or that afford holders Securities protection in the event GE Company, as sole indirect stockholder of the Company, causes the Company to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Global Notes, Delivery and Form

  Except as otherwise set forth in the Prospectus Supplement accompanying this Prospectus, the Notes will be issued in the form of one or more fully registered Global Notes that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of the Depository's nominee. The Depository currently limits the maximum denomination of any single Global Note to $200,000,000. For purposes of this Prospectus, "Global Note" refers to the Global Note or Global Notes representing an entire issue of Notes.

  Except as set forth below, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

  The Depository has advised as follows: it is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of securities transactions in such securities between Participants through electronic book-entry charges in accounts of its Participants. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depository only through Participants or indirect participants.

  The Depository advises that pursuant to procedures established by it (i) upon issuance of a Global Note by the Company in connection with the sale thereof to an underwriter or underwriters, the Depository will credit the accounts of Participants designated by such underwriter or underwriters with the principal amount of the Notes purchased by such underwriter or underwriters, and (ii) ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to Participants), by the Participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in a Global Note is limited to such extent.

  So long as a nominee of the Depository is the registered owner of a Global Note, such nominee for all purposes will be considered the sole owner or holder of such Notes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the owners or holders thereof under the Indenture.

  Neither the Company, the Trustee, any paying agent nor any registrar of the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Payments of principal and interest, if any, on the Notes registered in the name of the Depository's nominee will be made by or on behalf of the Company in immediately available funds to the Depository's nominee as the registered owner of the Global Note. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payment of principal and interest, if any, on such Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest, if any, on the Notes to owners of beneficial interests in a Global Note. The Depository has advised the Company and the Trustee that its current practice is, upon receipt of any payment of principal or interest, to immediately credit the amounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in a Global Note as shown in the records of the Depository. The Depository's current practice is to credit such accounts, as to interest, in next-day funds and, as to principal, in same-day funds. Payments by Participants and indirect participants to owners of beneficial interests in a Global Note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participants or indirect participants.

  If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Notes in definitive form in exchange for a Global Note. In addition, the Company may at any time determine not to have the Notes represented by a Global Note and, in such event, will issue Notes in definitive form in exchange for a Global Note. In either instance, an owner of a beneficial interest in a Global Note will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons, and the Company will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where such Notes may be presented for payment and may be transferred or exchanged. No service charge will be made for any transfer or exchange of such Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Same-Day Settlement in Respect of Global Notes

  Secondary trading in definitive long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, Global Notes held by the Depository will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

Modification of the Indentures

  Each Indenture permits the Company and the Trustee thereunder, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Notes of each series affected outstanding, to add any provisions to or change in any manner or eliminate any of the provisions of such Indenture or modify in any manner the rights of the holders of Notes of each such series, provided that no such addition or modification shall (i) among other things, extend the fixed maturity of any Notes or reduce the principal amount thereof (including in the case of a discounted Note the amount payable upon acceleration of the maturity thereof), reduce the redemption premium thereon or reduce the rate or extend the time of payment of interest, if any, thereon, or (ii) reduce the aforesaid percentage of principal amount of such Notes of any series, the consent of the holders of which is required for any addition or modification, without in each case the consent of the holder of each such Note so affected. (Section 10.02.)

Events of Default

  An Event of Default with respect to any series of Notes is defined in each Indenture as being: (a) default in any payment of principal or premium, if any, on any Note of such series; (b) default for 30 days in payment of any interest on any Note of such series; (c) default in the making or satisfaction of any sinking fund payment or analogous obligation on the Notes of such series; (d) default for 60 days after written notice to the Company in performance of any other covenant in respect of the Notes of such series contained in such Indenture; (e) a default, as defined, with respect to any other series of Notes outstanding under the relevant Indenture or as defined in any other indenture or instrument evidencing or under which the Company has outstanding any indebtedness for borrowed money, as a result of which such other series or such other indebtedness of the Company shall have been accelerated and such acceleration shall not have been annulled within 10 days after written notice thereof (provided, that the resulting Event of Default with respect to such series of Notes may be remedied, cured or waived by the remedying, curing or waiving of such other default under such other series or such other indebtedness); or (f) certain events in bankruptcy, insolvency or reorganization. (Section 6.01.) Each Indenture requires the Company to deliver to the Trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. (Section 4.06.) No Event of Default with respect to a particular series of Notes under any Indenture necessarily constitutes an Event of Default with respect to any other series of Notes issued thereunder. Each Indenture provides that the Trustee may withhold notice to the holders of any series of Notes issued thereunder of any default (except in the payment of principal, premium, if any, or interest, if any, on any of the Notes of such series or in the making of any sinking fund instalment or analogous obligation with respect to such series) if the Trustee considers it in the interest of such Noteholders to do so. (Section 6.08.)

  Each Indenture provides that during the continuance of an Event of Default with respect to any series of Notes, either the Trustee thereunder or the holders of 25% in aggregate principal amount of the outstanding Notes of such series may declare the principal, or in the case of discounted Notes, such portion thereof as may be described in the Prospectus Supplement accompanying this Prospectus, of all such Notes to be due and payable immediately, but under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such Notes then outstanding. Each Indenture provides that past defaults with respect to a particular series of Notes (except, unless theretofore cured, a default in payment of principal of, premium, if any, or interest, if any, on any of the Notes of such series, or the payment of any sinking fund instalment or analogous obligation on the Notes of such series) may be waived on behalf of the holders of all Notes of such series by the holders of a majority in principal amount of such Notes then outstanding. (Sections 6.01 and 6.07.)

  Subject to the provisions of each Indenture relating to the duties of the Trustee thereunder in case an Event of Default with respect to any series of Notes shall occur and be continuing, such Trustee shall be under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of any holders of Notes of any series issued thereunder unless such holders shall have offered to the Trustee reasonable indemnity. (Sections 7.01 and 7.02.) Subject to such indemnification provision, each Indenture provides that the holders of a majority in principal amount of the Notes of any series issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on such Trustee with respect to the Notes of such series, provided that such Trustee may decline to follow any such direction if it has not been offered reasonable indemnity therefor or if it determines that the proceedings so directed would be illegal or involve it in any personal liability. (Section 6.07.)

Concerning the Trustee

  The Chase Manhattan Bank, as successor to The Bank of New York, acts as trustee under (i) an Amended and Restated Indenture with the Company dated as of February 27, 1997, (ii) an Amended and Restated Indenture with the Company dated as of February 28, 1997, and (iii) an Indenture with the Company dated as of October 1, 1991, as amended and supplemented. The Chase Manhattan Bank also acts as trustee under certain other indentures with the Company. A number of series of senior, unsecured notes of the Company are presently outstanding under each of such indentures, and any of the Notes may be issued under either of the indentures referred to in clauses (i) and (ii) above.

  Any material business and other relationships (including additional trusteeships), other than the present and prospective trusteeships referred to in the foregoing paragraph, between, on the one hand, the Company, GE Company and other affiliates of GE Company and, on the other hand, each Trustee under any Indenture pursuant to which any of the Notes to which the Prospectus Supplement accompanying this Prospectus relates are to be issued, are described in such Prospectus Supplement.

                            DESCRIPTION OF WARRANTS

General

  The following statements with respect to the Warrants are summaries of the detailed provisions of one or more separate Warrant Agreements (each a "Warrant Agreement") between the Company and a banking institution organized under the laws of the United States or one of the states thereof (each a "Warrant Agent"), a form of which is filed as an exhibit to the Registration Statement. Wherever particular provisions of the Warrant Agreement or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

  The Warrants will be evidenced by Warrant Certificates (the "Warrant Certificates") and, except as otherwise specified in the Prospectus Supplement accompanying this Prospectus, may be traded separately from any Notes with which they may be issued. Warrant Certificates may be exchanged for new Warrant Certificates of different denominations at the office of the Warrant Agent. The holder of a Warrant does not have any of the rights of a Noteholder in respect of, and is not entitled to any payments on, any Note issuable (but not yet issued) upon exercise of the Warrants.

  The Warrants may be issued in one or more series, and reference is made to the Prospectus Supplement accompanying this Prospectus relating to the particular series of Warrants, if any, offered thereby for the terms of, and other information with respect to, such Warrants, including: (1) the title and the aggregate number of Warrants; (2) the Notes for which each Warrant is exercisable; (3) the date or dates on which such Warrants will expire; (4) the price or prices at which such Warrants are exercisable; (5) the currency or currencies in which such Warrants are exercisable; (6) the periods during which and places at which such Warrants are exercisable; (7) the terms of any mandatory or optional call provisions; (8) the price or prices, if any, at which the Warrants may be redeemed at the option of the holder or will be redeemed upon expiration; (9) the identity of the Warrant Agent; and (10) the exchanges, if any, on which such Warrants may be listed.

Exercise of Warrants

  Warrants may be exercised by payment to the Warrant Agent of the exercise price, in each case in such currency or currencies as are specified in the Warrant, and communicating the identity of the Warrantholder and the number of Warrants to be exercised. Upon receipt of payment and the Warrant Certificate property completed and duly executed, at the office of the Warrant Agent, the Warrant Agent will, as soon as practicable, forward Notes in authorized denominations. If less than all of the Warrants evidenced by the Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                      DESCRIPTION OF THE PREFERRED STOCK

General

  The Board of Directors of the Company has authorized the issuance of the Shares of Preferred Stock, in Series with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors (or any duly authorized committee thereof) of the Company and as are not stated and expressed in the Company's Restated Organization Certificate, as amended (the "Organization Certificate"). The Shares of Preferred Stock, when issued and sold, will be fully paid and non-assessable and will have no pre-emptive rights.

  As of the date of this Prospectus, the capital stock of the Company as authorized by its sole common stockholder consists of 3,866,000 shares of Common Stock, par value of $200 per share (the "Common Stock"), 28,000 Shares of Variable Cumulative Preferred Stock, par value $100 per share (the "Variable Cumulative Preferred Stock"), and 750,000 shares of Preferred Stock, par value $.01 per share (the "New Preferred Stock"). The Preferred Stock is issuable from time to time in Series. There are presently outstanding 3,837,825 shares of Common Stock and 23,000 shares of Variable Cumulative Preferred Stock. Each Series of Variable Cumulative Preferred Stock ranks equally with each other Series of Variable Cumulative Preferred Stock as to dividend and liquidation preference.

  The following description of Preferred Stock sets forth certain general terms and provisions of the Series of Preferred Stock to which any Prospectus Supplement may relate.

  The following is a brief summary of certain provisions contained in the Company's Organization Certificate. Certain other terms of any particular Series of Preferred Stock will be described in the Prospectus Supplement relating to such Series of Preferred Stock including: (i) the designation, number of shares and stated value per share; (ii) the amount of liquidation preference; (iii) the initial public offering price at which shares of such Series of Preferred Stock will be sold; (iv) the dividend rate or rates (or method of ascertaining the same); (v) the dates on which dividends shall be payable, the date from which dividends shall accrue and the record dates for determining the holders entitled to such dividends; (vi) any redemption or sinking fund provisions; (vii) any conversion or exchange provisions; and
(viii) any additional dividend, redemption, liquidation or other preferences or rights and qualifications, limitations or restrictions thereof. If so indicated in the Prospectus Supplement relating thereto, the terms of any such Series of Preferred Stock may differ from the terms set forth below. The description of Preferred Stock set forth below and the description of the terms of a particular Series of Preferred Stock set forth in the Prospectus Supplement relating thereto do not purport to be complete and are qualified in their entirety by reference to the Company's Organization Certificate. Such summary does not purport to be complete and is qualified in its entirety by reference to such document, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each Series of Preferred Stock will be specified in the Prospectus Supplement relating thereto.

Dividend Rights

  The holders of shares of each Series of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Company, out of funds legally available therefor, cumulative or non-cumulative cash or other dividends on such dates and at such rate or rates as are set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such Series of Preferred Stock. Dividends on the shares of each Series of Preferred Stock will accrue from the date on which the Company initially issues shares of such Series or as otherwise set forth in the Prospectus Supplement relating to such Series of Preferred Stock.

Each dividend will be payable to holders of record as they appear on the stock register of the Company on the record dates fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such Series of Preferred Stock. Each day on which dividends are payable on Shares of Preferred Stock is referred to herein as a "Dividend Payment Date." The Prospectus Supplement relating to a Series of Preferred Stock will describe any adjustments to be made, if any, to the dividend rate in the event of certain amendments to the Internal Revenue Code of 1986, as amended, with respect to the dividends-received deduction.

  In particular, the Dividend Payment Dates on the Variable Cumulative Preferred Stock will be the last day of each Dividend Period, regardless of its length, and, in the case of Dividend Periods of more than 99 days, on the following additional dates: (a) if such Dividend Period is from 100 to 190 days, on the 91st day; (b) if such Dividend Period is from 191 to 281 days, on the 91st and 182nd days; (c) if such Dividend Period is from 282 to 364 days, on the 91st, 182nd and 273rd days; and (d) if such Dividend Period is from two to 30 years, on January 15, April 15, July 15 and October 15 of each year; provided, however, that in all such cases, if such date is not a business day, the Dividend Payment Date shall be the business day next succeeding such date. After the initial Dividend Period, each Dividend Period will begin on a Dividend Payment Date and will end 49 days thereafter; provided, however, that, subject to the limitations set forth in the Prospectus Supplement relating to such Series of Variable Cumulative Preferred Stock, the Company may determine the duration of any subsequent Dividend Period for shares of Variable Cumulative Preferred Stock of a Series by a notice sent by the Company to all record holders of shares of Variable Cumulative Preferred Stock of such Series. After the initial Dividend Period, the dividend rates on the Variable Cumulative Preferred Stock will be determined pursuant to an auction method, subject to any maximum or minimum interest rate, which will be described in the Prospectus Supplement relating to such Series of Variable Cumulative Preferred Stock.

  The Dividend Payment Dates and the Dividend Periods with respect to New Preferred Stock will be described in the Prospectus Supplement relating to such Series of New Preferred Stock.

  So long as the shares of any Series of Preferred Stock shall be outstanding, unless (i), when applicable, full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of Preferred Stock and other classes and series of preferred stock of the Company and (ii) the Company shall not be in default or in arrears with respect to any sinking or other analogous fund or other agreement for the purchase, redemption or other retirement of any shares of preferred stock of the Company, the Company may not declare any dividends on any shares of Common Stock, or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any shares of Common Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Common Stock. In the event that there shall be outstanding shares of any other series of preferred stock of the Company (including any other Series of Preferred Stock) ranking on a parity as to dividends with any Series of Preferred Stock and dividends on shares of such Series of Preferred Stock or such other series of preferred stock of the Company are in arrears, the Company, in making any dividend payment on account of such arrears, is required to make payments ratably on all outstanding shares of such Series of Preferred Stock and such other series of preferred stock of the Company in proportion to the respective amounts of dividends in arrears on all such outstanding shares of such Series of Preferred Stock and such other series of preferred stock of the Company to the date of such dividend payment. Holders of shares of any Series of Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on shares of such Series of Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

Liquidation Rights

  Upon the involuntary or voluntary liquidation, dissolution or winding up of the Company, the holders of Shares of each Series of Preferred Stock will have preference and priority over the Common Stock or any other class of stock of the Company ranking on liquidation junior to the Shares of Preferred Stock, for payment out of the assets of the Company or proceeds thereof, available for distribution to stockholders, whether from capital or surplus, of the amount per Share described in the Prospectus Supplement relating to each Series of Preferred Stock plus all dividends accumulated and unpaid thereon. If, in the case of any such liquidation, dissolution or winding up of the Company, the assets of the Company or proceeds thereof shall be insufficient to make the full respective preferential liquidation payment per share as so stated in the applicable Prospectus Supplement plus all accumulated and unpaid dividends on the Preferred Stock, then those assets and proceeds will be distributed among the holders of the Preferred Stock ratably in accordance with the respective amounts which would be payable on such Preferred Stock if all amounts thereon were paid in full.

  After payment to the holders of shares of such Series of Preferred Stock of the full preferential amounts to which they are entitled, the holders of shares of such Series of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company, unless otherwise provided in the Prospectus Supplement. The consolidation or merger of the Company with or into any other corporation, or the sale of substantially all the assets of the Company in consideration for the issuance of equity securities of another corporation, shall not be regarded as a liquidation, dissolution or winding up of the Company, if the voting power, preferences or special rights of the holders of shares of such Series of Preferred Stock are not impaired thereby.

Voting Rights

  Holders of Common Stock are entitled to one vote per share on all matters which arise at any meeting of shareholders of the Company. Holders of shares of Preferred Stock will have no voting rights, except as set forth below, in a Prospectus Supplement relating to a Series of Preferred Stock or as otherwise required by law.

  The holders of Variable Cumulative Preferred Stock have no voting rights except as required by law or as set forth in a Prospectus Supplement and except that the Company may not alter any of the preferences, privileges, voting powers or other restrictions or qualifications of a Series of Variable Cumulative Preferred Stock in a manner substantially prejudicial to the holders thereof without the consent of the holders of at least two-thirds of the total number of Shares of such Series.

  With respect to the New Preferred Stock, in the event that six quarterly dividends (whether or not consecutive) payable on any share or shares of any Series of New Preferred Stock of the Company shall be in arrears, the holders of shares of each Series of New Preferred Stock, voting separately as a class with the holders of shares of any one or more other Series of Preferred Stock of the Company upon which like voting rights have been conferred, shall be entitled at the Company's next annual meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Company, with the remaining directors of the Company to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. Until the arrears in payments of all dividends which permitted the election of such directors shall cease to exist, any director who has been so elected pursuant to the preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such arrears shall cease to exist, the holders of shares of such Series of New Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like arrears in payments of dividends. Upon the termination of each such special voting right, the terms of office of all persons who may have been elected directors by vote of the holders of such shares of New Preferred Stock of the Company pursuant to such special voting right shall immediately terminate.

  With respect to the New Preferred Stock, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of New Preferred Stock of the Company then outstanding, voting as a class without regard to series, with the holders of shares of each Series of New Preferred Stock being entitled to vote, the Company may not: (a) create any class or Series of stock which shall have preference as to dividends or distributions of assets over any outstanding Series of New Preferred Stock of the Company (other than a series which has no right to object to such creation) or (b) alter or change the provisions of the Organization Certificate so as to adversely affect the voting power, preferences or special rights of the holders of shares of New Preferred Stock of the Company; provided, however, that if such creation or such alteration or change would adversely affect the voting power, preferences or special rights of one or more, but not all, Series of New Preferred Stock of the Company at the time outstanding, consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class, shall be required in lieu of the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of New Preferred Stock of the Company at the time outstanding.

  The Prospectus Supplement relating to a Series of Preferred Stock will further describe the voting rights, if any, of the Preferred Stock including the number of or proportional votes per share.

Redemption

  The shares of any Series of Preferred Stock may be redeemable at the option of the Company and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such Series.

  If any dividends on shares of any Series of Preferred Stock are in arrears, no shares of such Series shall be redeemed unless all outstanding shares of such Series are simultaneously redeemed, and the Company shall not purchase or otherwise acquire any shares of such Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of such Series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of such Series.

  With respect to the Variable Cumulative Preferred Stock, at the option of the Company, the shares of any Series of Variable Cumulative Preferred Stock may be redeemed out of legally available funds therefore, as a whole or from time to time in part, (i) on the last day of any Dividend Period at a redemption price of $100,000 per Share, plus accumulated and unpaid dividends to the date fixed for redemption and (ii) in the case of shares of Variable Cumulative Preferred Stock with a Dividend Period equal to or more than two years, on any Dividend Payment Date for such shares at redemption prices (but not less than $100,000 per share) determined by the Company prior to the commencement of such Dividend Period plus accumulated and unpaid dividends to the date set forth for redemption.

Conversion Rights

  No Series of Preferred Stock will be convertible into Common Stock.

                                LEGAL OPINIONS

  Except as may be otherwise specified in the Prospectus Supplement accompanying this Prospectus, the legality of the Securities will be passed upon for the Company by one of Nancy E. Barton, a director and Senior Vice President, General Counsel and Secretary of the Company or Bruce C. Bennett, Associate General Counsel--Treasury Operations and Assistant Secretary of the Company, and for the underwriters, agents or dealers by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017. Ms. Barton and Mr. Bennett, together with members of their families, own, have options to purchase and have other interests in shares of common stock of GE Company.

                                    EXPERTS

  The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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                      General Electric Capital Corporation

                                1,000 Shares of
                Variable Cumulative Preferred Stock, Series JJ

                                1,000 Shares of
                 Variable CumulativePreferred Stock, Series KK

                               1,000 Shares of
                Variable Cumulative Preferred Stock, Series LL

                               ----------------

                             PROSPECTUS SUPPLEMENT

                               ----------------

                                Lehman Brothers

                              Merrill Lynch & Co.

                               February 11, 1999

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